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                                                                   Exhibit 10.35


                           LOAN AND SECURITY AGREEMENT

                                 By and Between

                                MELLON BANK, N.A.

                                       and

                          CONSOLIDATED STAINLESS, INC.

                              Dated: March 10, 1997
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                               TABLE OF CONTENTS

      1.    DEFINITIONS....................................................  1
            1.1   "Accounting Terms".......................................  1
            1.2   "Affiliate"..............................................  1
            1.3   "Applicable Base Rate Margin"............................  1
            1.4   "Bank Indebtedness"......................................  2
            1.5   "Base Rate"..............................................  2
            1.6   "Borrowing Base".........................................  2
            1.7   "Business Day"...........................................  2
            1.8   "Capital Expenditures"...................................  2
            1.9   "Capitalized Leases".....................................  2
            1.10  "Capitalized Lease Obligations"..........................  2
            1.11  "Change in Control"......................................  3
            1.12  "Contract Period"........................................  3
            1.13  "Corporation"............................................  3
            1.14  "Current Assets".........................................  3
            1.15  "Current Liabilities"....................................  3
            1.16  "EBITDA".................................................  3
            1.17  "Effective Net Worth"....................................  3
            1.18  "Eligible Inventory".....................................  3
            1.19  "Eligible Receivables"...................................  4
            1.20  "Event of Default".......................................  4
            1.21  "Fixed Charge Coverage Ratio"............................  4
            1.22  "Fixed Charges"..........................................  4
            1.23  "GAAP"...................................................  4
            1.24  "Good Business Day"......................................  4
            1.25  "Indebtedness"...........................................  4
            1.26  "Initial Permitted Out-of-Formula Period"................  5
            1.27  "Inventory Turnover Frequency"...........................  5
            1.28  "LIBOR Rate".............................................  5
            1.29  "LIBOR Rate Notification"................................  5
            1.30  "LIBOR Rate Portion".....................................  6
            1.31  "LIBOR Rate Reserve Percentage"..........................  6
            1.32  "Line Base Rate".........................................  6
            1.33  "Line Base Rate Notification"............................  6
            1.34  "Line Base Rate Portion".................................  6
            1.35  "Loan Documents".........................................  6
            1.36  "Maximum Amount".........................................  6
            1.37  "Net Income" or "Net Loss"...............................  6
            1.38  "Net Operating Loss".....................................  6
            1.39  "Out-Of-Formula Advance".................................  7
            1.40  "Permitted Out-of-Formula Advance".......................  7
            1.41  "Person".................................................  7
            1.42  "Prime Rate".............................................  7
            1.43  "Rate Period"............................................  7
            1.44  "Senior Indebtedness"....................................  7
            1.45  "Subordinated Indebtedness"..............................  7


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            1.46  "Subsidiary".............................................  7
            1.47  "Tangible Net Worth".....................................  7
            1.48  "Total Funded Indebtedness"..............................  7
            1.49  "Value"..................................................  8
            1.50  "Working Capital"........................................  8

      2.    THE LINE; USE OF PROCEEDS......................................  8
            2.1   Line of Credit...........................................  8
            2.2   Use of Proceeds..........................................  9
            2.3   Method of Advances.......................................  9
            2.4   Letters of Credit........................................  9
            2.5   Closing.................................................. 10

      3.    INTEREST RATES................................................. 10
            3.1   Interest Rate Options on the Line........................ 10
            3.2   Permitted Out-of-Formula Advance......................... 12
            3.3   Default Interest......................................... 12
            3.4   Post Judgment Interest................................... 12
            3.5   Calculation.............................................. 12
            3.6   Limitation of Interest to Maximum Lawful Rate............ 12

      4.    PAYMENTS AND FEES.............................................. 12
            4.1   Interest Payments on the Line............................ 12
            4.2   Principal Payments on the Line........................... 12
            4.3   Equipment Purchase Sublimit.............................. 13
            4.4   Letter of Credit Fees.................................... 13
            4.5   Loan Fee................................................. 13
            4.6   Minimum Interest Fee..................................... 13
            4.7   Usage Fee................................................ 14
            4.8   Collateral Management Fee................................ 14
            4.9   Late Charge.............................................. 14
            4.10  Termination of Line and Termination Fee.................. 14
            4.11  Payment Method........................................... 14
            4.12  Application of Payments.................................. 15
            4.13  Loan Account............................................. 15
            4.14  Indemnity; Loss of Margin................................ 15
            4.15  Indemnity for LIBOR Portion.............................. 16

      5.    SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF
            5.1   Personal Property........................................ 16
            5.2   Real Property............................................ 18
            5.3   Insurance................................................ 18
            5.4   Surety................................................... 18
            5.5   Validity Assurance and Management Support Letter......... 19
            5.6   General.................................................. 19
            5.7   Collection of Receivables; Proceeds of Collateral........ 19


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      6.    REPRESENTATIONS AND WARRANTIES................................. 20
            6.1   Valid Organization, Good Standing and Qualification...... 20
            6.2   Licenses................................................. 21
            6.3   Subsidiaries............................................. 21
            6.4   Financial Statements..................................... 21
            6.5   No Material Adverse Change in Financial Condition........ 21
            6.6   Pending Litigation or Proceedings........................ 21
            6.7   Due Authorization; No Legal Restrictions................. 21
            6.8   Enforceability........................................... 22
            6.9   No Default Under Other Obligations, Orders or
                  Governmental Regulations................................. 22
            6.10  Governmental Consents.................................... 22
            6.11  Taxes.................................................... 22
            6.12  Title to Collateral...................................... 22
            6.13  Addresses................................................ 22
            6.14  Current Compliance....................................... 22
            6.15  Pension Plans............................................ 22
            6.16  Leases and Contracts..................................... 23
            6.17  Intellectual Property.................................... 23
            6.19  Eligible Account Warranties.............................. 23
            6.20  Business Interruptions................................... 24
            6.21  Accuracy of Representations and Warranties............... 24

      7.    GENERAL COVENANTS.............................................. 24
            7.1   Payment of Principal, Interest and Other Amounts Due..... 25
            7.2   Limitation on Sale and Leaseback......................... 25
            7.3   Limitation on Indebtedness............................... 25
            7.4   Investments and Loans.................................... 25
            7.5   Guaranties............................................... 26
            7.6   Disposition of Assets.................................... 26
            7.7   Merger; Consolidation; Business Acquisitions;
                  Subsidiaries............................................. 26
            7.8   Taxes; Claims for Labor and Materials.................... 27
            7.9   Liens.................................................... 27
            7.10  Existence; Approvals; Qualification; Business
                  Operations; Compliance with Laws......................... 28
            7.11  Maintenance of Properties, Intellectual Property......... 28
            7.12  Insurance................................................ 29
            7.13  Inspections; Examinations................................ 30
            7.14  Default Under Other Indebtedness......................... 30
            7.15  Pension Plans............................................ 30
            7.16  Bank of Account.......................................... 31
            7.17  Maintenance of Management................................ 31
            7.18  Capital Stock; Dividends................................. 31
            7.19  Transactions with Affiliates............................. 31
            7.20  Name or Address Change................................... 31
            7.21  Notices.................................................. 31
            7.22  Additional Documents and Future Actions.................. 31
            7.23  Accounts Receivable...................................... 32


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            7.24  Material Adverse Contracts............................... 33
            7.25  Restrictions on Use of Proceeds.......................... 33
            7.26  Subordinated Indebtedness................................ 33
            7.27  Life Insurance........................................... 33
            7.28  Mortgaged Property....................................... 33
            7.29  Books and Records........................................ 33
            7.30  Year End................................................. 33
            7.31  Specified Tax Refund..................................... 34

      8.    FINANCIAL COVENANTS............................................ 34
            8.1   Financial Covenants...................................... 34
            8.2   Changes to Financial Covenants........................... 36

      9.    ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS........... 36
            9.1   Annual Statements........................................ 36
            9.2   Projections and Cash Flow................................ 37
            9.3   Monthly Statements....................................... 37
            9.4   10-K; 10-Q Statements.................................... 37
            9.5   Accounts Receivable and Accounts Payable Statements...... 37
            9.6   Accounts Receivable Borrowing Base Information and
                  Related Documents........................................ 38
            9.7   Inventory Borrowing Base Information and Related
                  Documents................................................ 38
            9.8   Audit Reports............................................ 38
            9.9   Reports to Governmental Agencies and Other Creditors..... 38
            9.10  Requested Information.................................... 38
            9.11  Compliance Certificates.................................. 38
            9.12  Accountant's Certificate................................. 39
            9.13  Guarantor's Annual Statements............................ 39

      10.   ENVIRONMENTAL REPRESENTATIONS AND COVENANTS.................... 39
            10.1  Representations.......................................... 39
            10.2  Real Property............................................ 39
            10.3  Covenant Regarding Compliance............................ 40
            10.4  Notices.................................................. 40
            10.5  Indemnity................................................ 40
            10.6  Testing.................................................. 40
            10.7  Survival................................................. 41
            10.8  Definitions.............................................. 41

      11.   CONDITIONS OF CLOSING.......................................... 42
            11.1  Loan Documents........................................... 42
            11.2  Representations and Warranties........................... 42
            11.3  No Default............................................... 42
            11.4  Proceedings and Documents................................ 42
            11.5  Landlord's or Warehouseman's Release and Waiver
                  Agreements............................................... 42
            11.6  Delivery of Other Documents.............................. 42
            11.7  Lockbox/Cash Collateral Account.......................... 43
            11.8  Minimum Availability..................................... 44
            11.9  Non-Waiver of Rights..................................... 44


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      12.   CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES........................ 44
            12.1    Representations and Warranties........................... 44
            12.2    No Default............................................... 44
            12.3    Other Requirements....................................... 44

      13.   DEFAULT AND REMEDIES............................................. 44
            13.1    Events of Default........................................ 44
            13.2    Remedies................................................. 47
            13.3    Sale or Other Disposition of Collateral.................. 47
            13.4    Actions with Respect to Accounts......................... 48
            13.5    Set-Off.................................................. 49
            13.6    Turnover of Property Held by Bank........................ 50
            13.7    Delay or Omission Not Waiver............................. 50
            13.8    Remedies Cumulative; Consents............................ 50
            13.9    Certain Fees, Costs, Expenses, Expenditures and
                    Indemnification.......................................... 50
            13.10   Time is of the Essence................................... 51
            13.11   Acknowledgement of Confession of Judgment Provisions..... 51

      14.   COMMUNICATIONS AND NOTICES....................................... 52
            14.1    Communications and Notices............................... 52

      15.   WAIVERS.......................................................... 53
            15.1    Waivers.................................................. 53
            15.2    Forbearance.............................................. 53
            15.3    Limitation on Liability.................................. 53

      16.   SUBMISSION TO JURISDICTION....................................... 54
            16.1    Submission to Jurisdiction............................... 54

      17.   MISCELLANEOUS.................................................... 54
            17.1    Brokers.................................................. 54
            17.2    Use of Bank's Name....................................... 54
            17.3    No Joint Venture......................................... 55
            17.4    Survival................................................. 55
            17.5    No Assignment by Borrower................................ 55
            17.6    Assignment or Sale by Bank............................... 55
            17.7    Publicity................................................ 55
            17.8    Binding Effect........................................... 55
            17.9    Severability............................................. 56
            17.10   No Third Party Beneficiaries............................  56
            17.11   Modifications...........................................  56
            17.12   Holidays................................................  56
            17.13   Law Governing...........................................  56
            17.14   Integration.............................................  56
            17.15   Exhibits and Schedules..................................  56
            17.16   Headings................................................  56
            17.17   Counterparts............................................  56
            17.18   Waiver of Right to Trial by Jury........................  56


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                           LOAN AND SECURITY AGREEMENT

      THIS LOAN AND SECURITY AGREEMENT (the "Agreement") is made effective the 10th day of March, 1997, by and between CONSOLIDATED STAINLESS, INC. ("Borrower") and MELLON BANK, N.A. ("Bank").

                                   BACKGROUND

      A. Borrower has requested that Bank extend a certain credit facility to Borrower, which Bank is willing to do on the terms set forth herein.

      B. Capitalized terms not otherwise defined herein will have the meanings set forth therefor in Section 1 of this Agreement.

      NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower by Bank, the parties hereto, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS. The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

      1.1 "Accounting Terms". As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP.

      1.2 "Affiliate", as to any Person, means each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question.

      1.3 "Applicable Base Rate Margin" shall mean initially three-quarters of one percent (.75%) and the "Applicable LIBOR Rate Margin" shall mean initially three percent (3%).

            Provided that Borrower is in compliance with all of the financial covenants set forth in Section 8.1 below and no other Event of Default shall have occurred and be continuing, the Applicable Base Rate Margin and the Applicable LIBOR Rate Margin will be adjusted based on Borrower's ratio of Total Funded Indebtedness to EBITDA as provided in the chart set forth below. Adjustments to the Applicable Base Rate Margin and the Applicable LIBOR Rate Margin will be determined semi-annually based on Borrower's annual audited financial statements and Borrower's internally prepared semi-annual financial statements as of June 30 of each fiscal year, with the first such determination to be based on Borrower's audited financial statements for its fiscal year ending December 31, 1997. Any adjustment in the Applicable Base Rate Margin and the Applicable LIBOR Rate Margin will become effective only upon delivery by Borrower to Bank of such financial statements (together with a calculation of the ratio of Borrower's Total Funded Indebtedness to EBITDA) within the time periods set forth in Sections 9.1 and 9.3 below and Bank's review and verification of such financial statements. If any such financial statements are not delivered within the time periods required in Sections 9.1 and 9.3 below, then until the next timely delivery of complying financial statements and in addition to all other rights and remedies available to Bank


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hereunder, the Applicable Base Rate Margin and the Applicable LIBOR Rate Margin
will automatically be the initial Applicable Base Rate Margin and the initial Applicable LIBOR Rate Margin set forth above. For the purpose of calculating the Applicable Base Rate Margin and the Applicable LIBOR Rate Margin, the ratio of Borrower's Total Funded Indebtedness to EBITDA will be determined on the basis of a trailing four-quarter period.

      Ratio of Total Funded         Applicable Base         Applicable LIBOR
      Indebtedness to EBITDA        Rate Margin             Rate Margin
      ---------------------         ---------------         ----------------

      > = 3.50                          .75%                    3%
      > = 2.50 < 3.50:1                 .50%                    2.75%
      < = 2.50:1                        .25%                    2.5%

      1.4 "Bank Indebtedness" shall mean all obligations and Indebtedness of Borrower to Bank, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all obligations to reimburse Bank for payments made by Bank pursuant to any letter of credit issued for the account or benefit of Borrower by Bank, all other obligations or undertakings now or hereafter made by or for the benefit of Borrower to or for the benefit of Bank under any other agreement, promissory note or undertaking now existing or hereafter entered into by Borrower with Bank, including, without limitation, all obligations of Borrower to Bank under any guaranty or surety agreement and all obligations of Borrower to immediately pay to Bank the amount of any overdraft on any deposit account maintained with Bank, together with all interest and other sums payable in connection with any of the foregoing. Notwithstanding the foregoing, Bank Indebtedness shall not include unsecured Indebtedness of Borrower to a third Person which may be purchased or acquired by Bank at any time or from time to time.

      1.5 "Base Rate" means the per annum rate determined by Bank (which determination shall be deemed conclusive absent manifest error) to be the higher of (a) Bank's Prime Rate, or (b) the effective Federal Funds Rate plus one-half of one percent (.50%) per annum.

      1.6 "Borrowing Base" means, as of any date, an amount equal to the sum of up to (a) eighty-five percent (85%) of the amount of Borrower's Eligible Receivables, plus (b) sixty-five percent (65%) of the Value of Borrower's Eligible Inventory.

      1.7 "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized by law to close.

      1.8 "Capital Expenditures" means any expenditure that would be classified as a capital expenditure on a statement of cash flow of Borrower prepared in accordance with GAAP, including any deposits made on items which, when such items are purchased, will be a Capital Expenditure.

      1.9 "Capitalized Leases" means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

      1.10 "Capitalized Lease Obligations" means all amounts payable with respect to a Capitalized Lease, determined in accordance with GAAP.


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      1.11 "Change in Control" shall have the same meaning as provided for such term in that certain Convertible Subordinated Note Purchase Agreement between Borrower, Guarantors and SunTrust Banks, Inc. dated October 18, 1996, as the same may be amended from time to time.

      1.12 "Contract Period" shall have the meaning as provided in Section 2.1(a) below.

      1.13 "Corporation" means a corporation, partnership, trust, unincorporated organization, association or joint stock company.

      1.14 "Current Assets" at a particular date means the aggregate amount of all assets of Borrower which would be classified as current assets on a balance sheet at such date, in accordance with GAAP.

      1.15 "Current Liabilities" at a particular date means the liabilities (including tax and other proper accruals) of Borrower which would be included as current liabilities on a balance sheet of Borrower at such date, in accordance with GAAP, plus the outstanding principal balance of the Line at such date.

      1.16 "EBITDA" for any period, means Net Income of Borrower for such period, plus the aggregate amounts deducted in determining Net Income in respect of (i) interest expense on Indebtedness of Borrower for such period, (ii) income tax expense for such period, (iii) depreciation for such period, and (iv) amortization for such period, all as determined in accordance with GAAP.

      1.17 "Effective Net Worth" means the Tangible Net Worth of Borrower, plus the outstanding principal balance of the Subordinated Indebtedness, minus any increase or plus any non-cash decrease in the Tangible Net Worth of Borrower as a result of a conversion ("Conversion") under Section 9 of that certain Convertible Subordinated Note Agreement between Borrower and SunTrust Banks, Inc., dated October 18, 1996.

      1.18 "Eligible Inventory" means inventory in the possession of Borrower which complies with the representations set forth in Section 6.18, and meets all specifications established by Bank in its sole discretion (exercised in good faith) from time to time. Eligible Inventory shall not include: (a) inventory consisting of fuels; (b) inventory consisting of stores; (c) inventory which is not in good condition or not currently usable or salable in the ordinary course of Borrower's business as determined by Bank; (d) inventory consisting of finished goods which do not meet the specifications of the purchase order for which such inventory was produced; (e) inventory with respect to which Bank does not have a first and valid, fully perfected security interest; (f) inventory consisting of packaging, shipping materials or supplies; (g) inventory produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provision contained in Title 29 U.S.C. Section 215(a)(1); (h) slow-moving inventory; (i) tooling; (j) inventory located with a processor; (k) consigned inventory; (l) inventory consisting of controlled substance or substances for which Bank would need a license or permit to sell or dispose of; (m) inventory in transit (except between locations of Borrower described on Schedule 6.13 hereto and other locations of Borrower established in accordance with the terms and conditions of this Agreement); and (n) work-in-process inventory in excess of the sublimit set forth in Section 2.1(a) below. In the event that any item or items of inventory with a Value in excess of One Hundred Thousand Dollars ($100,000.00) individually or in the aggregate previously scheduled, listed or referred to, in any statement or report by or on behalf of Borrower and upon which Borrower is basing availability under the Line ceases to be Eligible Inventory (other than by reason of the sale of such inventory in the ordinary course of Borrower's business), Borrower shall notify Bank thereof immediately.


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      1.19 "Eligible Receivables" means accounts receivable of Borrower in which
Bank has a prior, perfected, first priority lien which have been due no more than ninety (90) days from the invoice date, are not subject to offsets, deductions, counterclaims, discounts (other than prompt payment discounts not in excess of five percent (5%) of the face amount thereof), credit, charge back, freight claim, allowance or adjustment, which comply with the representations set forth in Section 6.19 and which meet all specifications established by Bank in its sole discretion from time to time. Eligible Receivables shall not include: (a) non-trade receivables; (b) foreign accounts receivable not secured by domestic letters of credit in form and from issuers satisfactory to Bank, which letters of credit must be assigned to Bank; (c) contra-accounts; (d) intercompany accounts or accounts from other affiliated corporations, organizations or individuals; (e) accounts receivable from the United States government or any of its agencies which have not been assigned to Bank under the Assignment of Claims Act; (f) finance charges; (g) lease receivables; (h) accounts receivable owed by a Person if fifty percent (50%) or more of such Person's accounts receivable owed to Borrower are ninety (90) days or more past due; (i) accounts receivable of poor credit quality; and (j) that portion of accounts receivable due from any particular account debtor which exceeds ten percent (10%) of all Eligible Receivables of Borrower. In the event that any account receivable or group of accounts receivable in excess of Fifty Thousand Dollars ($50,000.00) individually or in the aggregate previously scheduled, listed or referred to in any certificate, statement or report by Borrower and upon which Borrower is basing availability under the Line ceases to be an Eligible Receivable (other than by reason of agings in the ordinary course of business and payments due from Borrower to its account debtors in the ordinary course of business), Borrower shall notify Bank thereof immediately.

      1.20 "Event of Default" means each of the events specified in Section
13.1.

      1.21 "Fixed Charge Coverage Ratio" for any period shall mean the ratio of
(a) EBITDA for such period, plus the amount actually received on account of the Specified Tax Refund in such period, less unfunded Capital Expenditures for such period to (b) Fixed Charges.

      1.22 "Fixed Charges" for any period shall mean the sum of Borrower's interest expense (excluding deferred interest not paid) for such period, plus the principal payments of Borrower's long-term Indebtedness and Capital Lease Obligations for such period, plus the net reduction of the Permitted Out-of-Formula Advance occurring during such period, plus interest payments during such period related to previously deferred interest.

      1.23 "GAAP" means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

      1.24 "Good Business Day" means any Business Day when banks in London, England and Philadelphia, Pennsylvania are opened for business.

      1.25 "Indebtedness", as applied to a Person, means:

            (a) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

            (b) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject (to the extent of the value of such asset or property), whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

            (c) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

      1.26 "Initial Permitted Out-of-Formula Period" means the period commencing the date hereof through and including June 10, 1997.

      1.27 "Inventory Turnover Frequency" means the number of days Borrower's inventory turns over calculated by (a) dividing the Value of Borrower's inventory as of the end of the applicable fiscal period by the cost of goods sold incurred by Borrower through the end of such fiscal period, and (b) multiplying such fraction by the number of days through the end of the applicable fiscal period.

      1.28 "LIBOR Rate" shall mean, for any day for any proposed or existing LIBOR Rate Portion of the Line corresponding to a Rate Period, the rate per annum determined by Bank by adding the Applicable LIBOR Rate Margin to the quotient obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (a) the rate of interest (which shall be the same for each day in such Rate Period) determined by Bank (which determination shall be conclusive) to be the average of the rates per annum for deposits in United States dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Good Business Days prior to the first day of such Rate Period for delivery on the first day of such Rate Period in amounts comparable to such LIBOR Rate Portion (or, if there are no such comparable amounts actively traded, the smallest amounts actively traded) and having maturities comparable to such Rate Period by (b) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage for such day.

      1.29 "LIBOR Rate Notification" means an irrevocable written notice requesting the LIBOR Rate which must be provided to Bank prior to 11:00 a.m. Philadelphia time on a business Day which is at least three (3) Good Business Days prior to the date on which such rate is requested to take effect, specifying:

            (a)   The principal amount which is to accrue interest at such rate;

            (b)   The date on which such rate is to take effect;

            (c) Whether such principal amount is a new advance, a conversion from another interest rate, a renewal of another interest rate or a combination thereof; and

            (d)   The Rate Period.


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      1.30 "LIBOR Rate Portion" shall mean at any time the part, including the whole, of the unpaid principal amount of the Line bearing interest at such time at the LIBOR Rate.

      1.31 "LIBOR Rate Reserve Percentage" for any day shall mean the percentage (rounded upward to the nearest 1/100 of 1%), as determined by Bank (which determination shall be conclusive) as representing for such day the maximum effective reserve requirement (including without limitation, supplemental, marginal and emergency requirements) for member banks of the Federal Reserve System with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") of any maturity. Each LIBOR Rate shall be adjusted automatically as of the effective date of any change in the LIBOR Rate Reserve Percentage.

      1.32 "Line Base Rate" means the Base Rate plus the Applicable Base Rate Margin.

      1.33 "Line Base Rate Notification" means an irrevocable written notice requesting the Line Base Rate which must be provided to Bank prior to 11:00 a.m. Philadelphia time on the Business Day on which such rate is requested to take effect, specifying:

            (a)   The principal amount which is to accrue interest at such rate;

            (b)   The date on which such rate is to take effect; and

            (c) Whether such principal amount is a new advance, a conversion from another interest rate option or a combination thereof.

      1.34 "Line Base Rate Portion" shall mean at any time the part, including the whole, of the unpaid principal amount of the Line bearing interest at such time at the Line Base Rate.

      1.35 "Loan Documents" means this Agreement, the Line Note, the Surety Agreement and all other documents, executed or delivered by Borrower or Guarantors pursuant to this Agreement, as they may be amended, supplemented or restated from time to time.

      1.36 "Maximum Amount" means Twenty-Five Million Dollars ($25,000,000.00).

      1.37 "Net Income" or "Net Loss" means income or loss, as applicable, of Borrower after income and franchise taxes and shall have the meaning given such term by GAAP, provided that there shall be specifically excluded therefrom: (a) gains from the sale of assets (other than sales of inventory in the ordinary course of business); (b) net income of any Person in which Borrower has an ownership interest, unless received by Borrower in a cash distribution or unless it is Net Income of a wholly owned Subsidiary of Borrower formed with the prior written consent of and subject to such terms and conditions as are established by Bank and which for financial reporting purposes consolidates its operations and assets with those of Borrower; and (c) any gains arising from extraordinary items, as defined by GAAP. In determining Net Income, there shall be no deduction for any non-cash expenses incurred in connection with a Conversion (as defined in Section 1.17 above).

      1.38 "Net Operating Loss" shall mean Net Income before income tax expense, interest expense and other income.

      1.39 "Out-Of-Formula Advance" means the amount by which the then outstanding principal balance of the Line exceeds the Borrowing Base, subject to such other restrictions on advances as are otherwise set forth in this Agreement.

      1.40 "Permitted Out-of-Formula Advance" means an amount not to exceed Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), which amount will be reduced as provided for in Section 2.1(c) below.

      1.41 "Person" means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

      1.42 "Prime Rate" means the annual interest rate established from time to time by Bank and generally known by Bank as its "prime rate", whether published by it publicly or only for the internal guidance of its loan officers. The prime rate is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a borrower.

      1.43 "Rate Period" shall mean for any portion of the Line for which the Borrower elects the LIBOR Rate, the period of time for which such rate shall apply to such principal portions. The Rate Period for the LIBOR Rate shall be for periods of one, two, three or six months.

      1.44 "Senior Indebtedness" means all Indebtedness of Borrower, minus the outstanding principal balance of the Subordinated Indebtedness.

      1.45 "Subordinated Indebtedness" means that certain Indebtedness of Borrower owed to (a) Harvey B. Adams in the principal amount of Three Hundred Sixty-Three Thousand One Hundred Fifty-Eight and 31/100 ($363,158.31); (b) Ronald J. Adams in the principal amount of One Hundred Thousand Dollars ($100,000.00); (c) Burton R. Chasnov in the principal amount of One Hundred Thousand Dollars ($100,000.00); (d) Suntrust Banks, Inc. in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) plus interest thereon which has been deferred and not paid; and (e) other Indebtedness of Borrower hereafter incurred and subordinated to the Bank Indebtedness, all of which Indebtedness must be subordinated to all Bank Indebtedness and otherwise be in amounts and on terms acceptable to Bank in its sole discretion.

      1.46 "Subsidiary" means a Corporation: (a) which is organized under the laws of the United States or any State thereof, or any other county or jurisdiction; (b) which conducts substantially all of its business and has substantially all of its assets within the United States; and (c) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by Borrower or one or more of its Subsidiaries.

      1.47 "Tangible Net Worth", shall mean, at any time, the amount by which all assets of Borrower, excluding intangible assets, as that term would be defined under GAAP, exceed all of Borrower's liabilities, as would be shown on a balance sheet of Borrower prepared as of such date in accordance with GAAP.

      1.48 "Total Funded Indebtedness" means all Indebtedness for borrowed money including, without limitation, all Bank Indebtedness, Subordinated Indebtedness and Capitalized Lease Obligations.

      1.49 "Value" with respect to Eligible Inventory means the lower of average cost or market value determined in accordance with GAAP, exclusive of any transportation, processing or handling charges.

      1.50 "Working Capital" as applied to Borrower means the amount, as of the date of determination thereof, equal to the difference between the aggregate Current Assets and the aggregate Current Liabilities (including without limitation all accrued dividends) of any Person, determined in accordance with GAAP.

2. THE LINE; USE OF PROCEEDS.

      2.1 Line of Credit.

            (a) Bank will establish for Borrower for and during the period from the date hereof and until March 10, 2001 (the "Contract Period"), subject to the terms and conditions hereof, a revolving line of credit (the "Line") pursuant to which Bank will from time to time make loans or other extensions of credit to Borrower in an aggregate amount not exceeding at any time the lesser of: the (i) Borrowing Base, plus the Permitted Out-of-Formula Advance, if available, or (ii) Maximum Amount. Notwithstanding the foregoing, the aggregate maximum amount of advances against the Value of that portion of Borrower's Eligible Inventory consisting of work-in-process will at no time exceed Two Million Dollars ($2,000,000.00) and the maximum amount of advances against the Value of all of Borrower's Eligible Inventory (including, without limitation, work-in-process) will at no time exceed Seventeen Million Dollars ($17,000,000.00).

            (b) Subject to the limitations set forth below, Borrower may from time to time borrow principal amounts under the Line not to exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000.00) to be used for the purchase of equipment for use in Borrower's operations (the "Equipment Purchase Sublimit"). If no advance is made under the Equipment Purchase Sublimit on or before March 10, 1998 (the period from the date hereof through and including March 10, 1998 being the "Initial Draw Period"), the Equipment Purchase Sublimit will no longer be available to Borrower. If an advance is made under the Equipment Purchase Sublimit during the Initial Draw Period, the unfunded balance of the Equipment Purchase Sublimit will remain available to Borrower for the twelve (12) month period following the date of the first such advance thereunder. Advances under the Equipment Purchase Sublimit shall be in an amount not to exceed eighty percent (80%) of the invoiced purchase price (exclusive of taxes, license, freight/shipping and installation costs) for the items of equipment in respect of which such advance is being made. In addition, each request for an advance under the Equipment Purchase Sublimit must be for an amount equal to at least Fifty Thousand Dollars ($50,000.00) (provided that no request for such an advance shall include any individual item with a cost to Borrower of less than Twenty Thousand Dollars ($20,000.00)), and no more than four (4) total advances will be made thereunder. Advances under the Equipment Purchase Sublimit shall be repaid in accordance with the terms of Section 4.3 below.

            (c) In addition to the sums otherwise available to Borrower in accordance with the Borrowing Base calculation, during the Initial Permitted Out-of-Formula Period only, Borrower may borrow an additional amount under the Line not to exceed the Permitted Out-of-Formula Advance. Commencing on June 10, 1997, and on the 10th day of each of the next sixteen (16) consecutive months thereafter, the Permitted Out-of-Formula Advance will be reduced by an amount equal to One Hundred Seventy-Five Thousand Dollars ($175,000.00) per month and a final reduction of Twenty-Five Thousand Dollars ($25,000.00) will occur on November 10, 1998. In addition to such monthly reductions, the Permitted Out-of-Formula Advance will be reduced by an amount equal to an additional Seven Hundred Fifty Thousand Dollars ($750,000.00) by the earlier of (i) December 31, 1997, or (ii) the date of receipt by Borrower of its federal income tax refund for its fiscal year ended December 31, 1996 (the "Specified Tax Refund"). In any event, the entire Permitted Out-of-Formula Advance, together with all accrued and unpaid interest thereon, will be reduced to zero by, and will no longer be available to Borrower after, November 10, 1998.

            (d) Bank may, in its sole discretion exercised in good faith, require that certain reserves be established against certain Eligible Receivables or Eligible Inventory from time to time. Within the limitations set forth in this Section 2.1, Borrower may borrow, repay and reborrow under the Line. The Line shall be subject to all terms and conditions set forth in all of the Loan Documents which terms and conditions are incorporated herein. Borrower's obligation to repay the loans and extensions of credit under the Line shall be evidenced by Borrower's promissory note (the "Line Note") in the maximum face amount of Twenty-Five Million Dollars ($25,000,000.00), which shall be in the form attached hereto as Exhibit "A", with the blanks appropriately filled in.

      2.2 Use of Proceeds. Borrower agrees to use advances under the Line (a) to repay existing Indebtedness in an aggregate amount of approximately Twenty-One Million Six Hundred Thousand Dollars ($21,600,000.00) owed by Borrower to SunTrust Bank, Central Florida, National Association and SouthTrust Bank of Alabama, National Association, (b) for working capital purposes, and (c) with respect to advances under the Equipment Purchase Sublimit, the purchase of equipment for use in Borrower's operations.

      2.3 Method of Advances. On any Business Day, Borrower may request an advance under the Line by delivering to the bank officer designated by Bank no later than 11:00 a.m. Philadelphia time on the Business Day such advance is requested to be funded, a completed and executed borrowing base certificate together with such supporting and back-up documentation as Bank may from time to time require. In addition, with respect to advances under the Equipment Purchase Sublimit, Borrower shall deliver to Bank evidence satisfactory to Bank of the purchase price of the equipment being purchased with such advance identifying separately all taxes, license, freight/shipping and installation charges in connection therewith, which evidence shall include, without limitation, the invoice for such equipment. Subject to the terms and conditions of this Agreement, Bank may make the proceeds of an advance available to Borrower by crediting such proceeds to Borrower's operating account with Bank. Each request for an advance under the Line shall be conclusively presumed to be made by a Person authorized by Borrower to do so. However, Bank may require that specified officers of Borrower sign each borrowing base certificate.

      2.4 Letters of Credit. Bank, at its sole discretion, may issue for the account of Borrower merchandise and standby letters of credit in form and content satisfactory to Bank, at its sole discretion, with a term not to exceed the earlier to occur of (a) ninety (90) days (for merchandise letters of credit), (b) twelve (12) months (for standby letters of credit), or (c) the expiration date of the Contract Period. Notwithstanding the foregoing, (i) at no time shall the aggregate face amount of all outstanding letters of credit issued under the Line exceed the amount of Three Million Dollars ($3,000,000.00); and
(ii) at no time shall the principal balance of the Line, plus the aggregate face amount of all outstanding letters of credit issued under the Line exceed the amount of the loans and extensions of credit then available to Borrower under the Line pursuant to Section 2.1 (a) above.

            Borrower will execute a letter of credit application and letter of credit agreement, and such other documents as may be required by Bank in connection with the issuance of letters of credit hereunder. The outstanding face amount of all letters of credit issued by Bank pursuant hereto will reduce Borrower's ability to borrow under the Line as if such face amount were an advance under the Line. In the event that Bank pays any sums due pursuant to such letters of credit for any reason, such payment shall be deemed to be an advance under the Line repayable by Borrower pursuant to the terms hereof.

            In the event that the Line is terminated for any reason or demand is made thereunder, Borrower will deposit with Bank an amount equal to the undrawn face amount of all letters of credit then outstanding which have been issued hereunder, plus all fees related thereto or to accrue thereunder. Such funds will be held and applied by Bank as cash collateral to secure Borrower's obligations hereunder in respect of such letters of credit.

      2.5 Closing. Closing hereunder will take place at the offices of Wolf, Block, Schorr & Solis-Cohen at 350 Sentry Parkway, Building 640, Blue Bell, PA 19422 effective on the date of this Agreement.

3. INTEREST RATES.

      3.1 Interest Rate Options on the Line.

            (a) Options. Provided that no Event of Default shall have occurred and be continuing, interest on that portion of the unpaid principal balance of the Line supported by the Borrowing Base will accrue from the date of advance until final payment thereof, at a rate or rates selected by Borrower from one of the two (2) interest rate options set forth below, subject to the restrictions and in accordance with the procedures set forth in this Agreement:

                  (i) Line Base Rate (such rate to change automatically and simultaneously with any change in the Line Base Rate); or

                  (ii)  LIBOR Rate.

            (b) Request for Line Base Rate. If the Borrower desires that the Line Base Rate shall apply to all or part of the principal balance under the Line, Borrower shall give Bank a Line Base Rate Notification. Upon delivery by Borrower to Bank of a Line Base Rate Notification, the principal balance under the Line identified in such Line Base Rate Notification shall accrue interest at the Line Base Rate as follows: (i) with respect to the principal amount of any new cash advance under the Line, from the date of such advance until the effective date of another interest rate chosen for such amount in accordance with the terms of this Agreement; and/or (ii) with respect to the principal amount of any portion of the Line outstanding and accruing interest at the LIBOR Rate at the time of the Line Base Rate Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the effective date of another interest rate option chosen for such amount in accordance with the terms of this Agreement.

            (c) Request for LIBOR Rate. If the Borrower desires that all or part of the principal balance under the Line accrue interest at the LIBOR Rate, Borrower shall give Bank a LIBOR Rate Notification. Upon delivery by Borrower to Bank of a LIBOR Rate Notification, that portion of the principal balance outstanding under the Line identified in such LIBOR Rate Notification shall accrue interest at the LIBOR Rate as follows: (i) with respect to the principal amount of any new cash advance under the Line, from the date of such advance until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (ii) with respect to the principal amount of any portion of the Line outstanding and accruing interest at another LIBOR Rate at the time of the LIBOR Rate Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in such LIBOR Rate Notification; and/or (iii) with respect to all or any portion of the principal amount of the Line outstanding and accruing interest at the Line Base Rate at the time of such LIBOR Rate Notification, from the date set forth in such LIBOR Rate Notification until the end of the Rate Period specified in such LIBOR Rate Notification.

            (d) Certain Provisions Concerning Interest Rates. Subject to the provisions of this Agreement, (i) the interest rates set forth in Section 3.1(a) above may apply simultaneously to different portions of the outstanding principal of the Line; (ii) the LIBOR Rate may apply simultaneously to various portions of the outstanding principal of the Line for various Rate Periods;
(iii) the LIBOR Rate applicable to any portion of the outstanding principal of the Line may be different from the LIBOR Rate applicable to any other portion of the outstanding principal of the Line; (iv) each advance under the Line accruing interest at the LIBOR Rate must be in a minimum amount of Five Million Dollars ($5,000,000.00) with One Million Dollar ($1,000,000.00) increments in excess thereof; and (v) no more than three (3) advances under the Line accruing interest at the LIBOR Rate may be outstanding at any one time.

            (e) Line Base Rate Fall Back for the Line. After expiration of any Rate Period, any principal portion of the Line corresponding to such Rate Period which has not been converted or renewed in accordance with the terms of this Agreement shall accrue interest automatically at the Line Base Rate from the date of expiration of such Rate Period until paid in full, unless and until the Borrower requests a conversion to the LIBOR Rate in accordance with the terms of this Agreement.

            (f) LIBOR Rate Unascertainable or Unavailable. If, at any time, Bank shall determine (which determination shall be conclusive) that the LIBOR Rate is unavailable or adequate means for ascertaining the LIBOR Rate do not exist, Bank shall promptly notify Borrower of such determination. Upon such determination, the right of Borrower to select, maintain and/or convert to the LIBOR Rate shall be suspended until notice from Bank to Borrower that the LIBOR Rate is again available or ascertainable and, until such time, the outstanding balance under the Line shall accrue interest at the Line Base Rate.

            (g) LIBOR Unlawful. In the event that, as a result of any change in any applicable law or regulation or the interpretation thereof, it becomes unlawful for Bank to maintain or fund any advance under the Line at the LIBOR Rate, then Bank shall notify Borrower thereof and Bank's obligation to make, convert to, or maintain any advance under the Line at the LIBOR Rate shall be suspended until such time as Bank may again cause the LIBOR Rate to be applicable and, until such time, the advances under the Line subject to the LIBOR Rate shall accrue interest at the Line Base Rate. Promptly after becoming aware that it is no longer unlawful for Bank to maintain or fund advances under the Line at the LIBOR Rate, Bank shall notify Borrower thereof and such suspension shall cease to exist.

      3.2 Permitted Out-of-Formula Advance. Interest on that portion of the outstanding principal balance of the Line supported by the Permitted Out-of-Formula Advance will accrue at a per annum rate equal to two and one-half percent (2 1/2%) in excess of the Base Rate in effect from time to time (such rate to change automatically and simultaneously with any change in the Base
Rate).

      3.3 Default Interest. Interest will accrue on the principal balance of the Line during the continuance of an Event of Default or following expiration of the Contract Period at a rate which is three percent (3%) in excess of the Line Base Rate. The LIBOR Rate shall not be available to Borrower after the occurrence of and during the continuance of an Event of Default or an event which with the giving of notice or the passage of time or both would be an Event of Default. If Bank, in its sole discretion, (a) permits Borrower to cure an Event of Default, or (b) waives an Event of Default, the LIBOR Rate shall thereafter be available to Borrower subject to the terms and conditions of this Agreement.

      3.4 Post Judgment Interest. Any judgment obtained for sums due hereunder or under the Loan Documents will accrue interest at the applicable default rate set forth above until paid.

      3.5 Calculation. Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

      3.6 Limitation of Interest to Maximum Lawful Rate. In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower. Provided that no Event of Default shall have occurred and be continuing, such refund will be made by application of the excessive amount of interest paid against the outstanding principal balance of the Line (excluding that portion outstanding under the Equipment Purchase Sublimit). If the excessive amount of interest paid exceeds the principal balance under the Line then outstanding, the portion exceeding such outstanding amount will be refunded in cash by Bank. Any such crediting or refunding will not cure or waive any default by Borrower. Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

4. PAYMENTS AND FEES.

      4.1 Interest Payments on the Line. Borrower will pay interest on the principal balance of the Line monthly in arrears, on the first day of each calendar month commencing the first day of the first calendar month following the date hereof and, as applicable, at the end of each Rate Period.

      4.2 Principal Payments on the Line. Borrower will pay the outstanding principal balance of the Line, together with all accrued and unpaid interest thereon, and any other sums due pursuant to the terms hereof, ON DEMAND during the continuance of an Event of Default or immediately upon expiration of the Contract Period. If any Out-Of-Formula Advance arises or exists under the Line for any reason whatsoever, including inventory or accounts becoming ineligible or required reserves, Borrower will repay such Out-Of-Formula Advance immediately, without demand, except for the Permitted Out-of-Formula Advance which shall be reduced as provided for in Section 2.1(c) above.

      4.3 Equipment Purchase Sublimit. In addition to Section 4.2 above, Borrower will repay all advances under the Equipment Purchase Sublimit in thirty-six (36) equal and consecutive monthly installments of principal, commencing on the first anniversary of the date of the first draw under the Equipment Purchase Sublimit and continuing on the same day of each of the next thirty-five (35) consecutive months. Notwithstanding the foregoing, all advances under the Capital Expenditures Sublimit, together with all accrued and unpaid interest thereon, shall be due and payable in full ON DEMAND during the continuance of an Event of Default or immediately upon the expiration of the initial Contract Period.

      4.4 Letter of Credit Fees. For each issuance or renewal of a merchandise letter of credit hereunder, Borrower will pay to Bank an issuance or renewal fee in an amount equal to one and one-half percent (1.5%) of the face amount of such merchandise letter of credit, payable coincident with and as a condition of the issuance or renewal of such merchandise letter of credit. For each issuance or renewal of a standby letter of credit hereunder, Borrower will pay to Bank an issuance or renewal fee in an amount equal to one and one-half percent (1.5%) per annum of the face amount of such standby letter of credit, payable coincident with and as a condition of the issuance or renewal of such standby letter of credit. In addition, Borrower shall pay such other fees and charges in connection with the negotiation or cancellation of each merchandise and standby letter of credit as may be customarily charged by Bank. Such fees shall be computed on the basis of a year of 360 days.

      4.5 Loan Fee. Borrower shall pay to Bank a loan fee equal to Two Hundred Fifty Thousand Dollars ($250,000.00) to be paid as follows:

            (a) One Hundred Twenty-Five Thousand Dollars ($125,000.00) has been received by Bank prior to the date hereof;

            (b) Sixty-Two Thousand Five Hundred Dollars ($62,500.00) will be paid to the Bank on the date hereof; and

            (c) Sixty-Two Thousand Five Hundred Dollars ($62,500.00) will be paid to the Bank on March 10, 1998 or, if the Line is terminated for any reason prior to such date, such sum shall be paid on the date of such termination.

            Borrower agrees that the entire loan fee has been fully earned by Bank as compensation for the Bank's time and effort in closing the transactions contemplated hereunder.

      4.6 Minimum Interest Fee. If, in any given month, the amount of interest which actually accrued on the outstanding principal balance of the Line for such month is less than the amount of interest which would have accrued at the Line Base Rate on the outstanding principal balance under the Line for such month assuming that the average daily outstanding principal balance for such month was Ten Million Dollars ($10,000,000.00), Borrower shall pay to Bank a fee in an amount equal to such difference.

      4.7 Usage Fee. So long as the Line is outstanding and has not been terminated, Borrower shall unconditionally pay to Bank a fee equal to one quarter of one percent (.25%) per annum of the daily unused portion of the Line, which fee shall be computed on a monthly basis in arrears and shall be due and payable on the first day of each month commencing on the first day of the first full month after the date hereof. The daily unused portion of the Line shall be calculated as the lower of (a) the difference between Twenty-Five Million Dollars ($25,000,000.00) (or such greater amount if the maximum committed amount for the Line is ever increased by written agreement of Bank and Borrower), minus the outstanding principal balance of cash advances under the Line at the close of business on the date such calculation is made, or (b) Ten Million Dollars ($10,000,000.00),

      4.8 Collateral Management Fee. So long as the Line has not been terminated pursuant to the terms hereof, and the Bank Indebtedness has not been satisfied in full, Borrower shall unconditionally pay to Bank a non-refundable annual collateral management fee of Thirty-Six Thousand Dollars ($36,000.00), payable in equal quarterly payments, in advance, commencing on the date of closing hereunder.

      4.9 Late Charge. In the event that Borrower fails to pay any principal, interest or other fees or expenses payable hereunder for a period of at least fifteen (15) days after such payment is first due, in addition to paying such sums, Borrower will pay to Bank a late charge equal to five percent (5%) of such past due payment as compensation for the expenses incident to such past due payment. The foregoing late charge will not be imposed on a payment of the principal balance of the Bank Indebtedness which is due by reason of acceleration.

      4.10 Termination of Line and Termination Fee. Borrower may terminate the Line upon forty-five (45) days prior written notice to Bank, which notice, once given, shall be irrevocable. In the event that (a) the Line is terminated by Borrower for any reason, including without limitation, prepayment or refinancing of the Line with another lender, or (b) an Event of Default occurs and the Line is terminated by Bank, Borrower shall pay Bank a termination fee calculated as follows:

            (a) 2.25% of the Maximum Amount if such termination occurs prior to March 10, 1998;

            (b) 1.5% of the Maximum Amount if such termination occurs on or after March 10, 1998 but prior to March 10, 1999;

            (c) 1% of the Maximum Amount if such termination occurs on or after March 10, 1999 but prior to March 10, 2000; and

            (d) .5% of the Maximum Amount if such termination occurs on or after March 10, 2000.

            In the event the Line is terminated as a result of an Event of Default, expiration of the Contract Period, or otherwise, the outstanding balance of the Line, together with any accrued and unpaid interest thereon and any other sums due pursuant to the terms hereof shall be due and payable immediately.

      4.11 Payment Method. Borrower irrevocably authorizes Bank to debit all payments required to be made by Borrower hereunder, under the Line, on the date due, from any deposit account maintained by Borrower with Bank. Otherwise, Borrower will be obligated to make such payments directly to Bank. All payments are to be made in immediately available funds. If Bank accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Bank.

      4.12 Application of Payments. Any and all payments on account of the Line will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Loan Documents, in such order as Bank, in its discretion, elects. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

      4.13 Loan Account. Bank will open and maintain on its books a loan account (the "Loan Account") with respect to advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Bank under this Agreement. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrower as to the amount at any time due to Bank from Borrower under this Agreement or the Line Note. Bank will deliver to Borrower a summary of the activity in the Loan Account on a monthly basis.

      4.14 Indemnity; Loss of Margin. Borrower will indemnify Bank against any loss or expense which Bank sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If Bank sustains or incurs any such loss or expense it will from time to time notify Borrower in writing of the amount determined in good faith by the Bank to be necessary to indemnify Bank for the loss or expense. Such amount will be due and payable by Borrower to Bank within ten (10) days after presentation by Bank of a statement setting forth a brief explanation of and Bank's calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to the Bank under this Section will bear interest at the default rate payable under the Line from the due date until paid, both before and after judgment.

            In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

            (a) subjects Bank to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof); or

            (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by, the Bank; or

            (c) imposes upon Bank any other condition with respect to advances or extensions of credit or the commitment to make advances or extensions of credit under this Agreement,

and the result of any of the foregoing is to increase the costs of Bank, reduce the income receivable by or return on equity of Bank or impose any additional expense upon Bank with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, Bank shall so notify Borrower in writing. Borrower agrees to pay Bank the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Bank's calculation of the amount (in determining such amount the Bank may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the default rate payable under the Line from the due date until paid, both before and after judgment.

      4.15 Indemnity for LIBOR Portion. Borrower shall indemnify Bank against any loss or expense (including loss of margin) which Bank has sustained or incurred as a consequence of (a) payment, prepayment or conversion of any LIBOR Rate Portion on a day other than the last day of the corresponding Rate Period (whether or not any such payment is pursuant to demand by Bank and whether or not any such payment, prepayment or conversion is consented to by Bank); or (b) attempt by Borrower to revoke in whole or in part any irrevocable LIBOR Rate Notification pursuant to this Agreement. If any such loss is sustained, Bank shall notify Borrower of the amount determined in by Bank (which determination shall be conclusive absent manifest error) to be necessary to indemnify Bank for such loss or expense. Such amount shall be due and payable by Borrower on demand.

5. SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL.

      5.1 Personal Property. As security for the full and timely payment and performance of all Bank Indebtedness, Borrower hereby grants to Bank a security interest in all of Borrower's personal property including, without limitation, all of the following:

            (a) All of Borrower's present and future accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by Borrower or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishing of which shall be given or may give rise to any of the foregoing; (ii) all of Borrower's rights as a consignor, consignee, unpaid vendor or other lienor in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation; (iii) all general intangibles related thereto; (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any accounts;
(v) choses-in-action, claims and judgments; (vi) any return or unearned premiums which may be due upon cancellation of any insurance policies; and (vii) all products and proceeds of any of the foregoing.

            (b) All of Borrower's present and future inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in Borrower's business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by Borrower, all documents of title covering any of such goods or inventory and all products and proceeds of any of the foregoing.

            (c) All of Borrower's present and future general intangibles (including but not limited to tax refunds and rebates, manufacturing and processing rights, designs, patent rights and applications therefor, trademarks and registrations or applications therefor, tradenames, brand names, logos, inventions, copyrights and all applications and registrations therefor), licenses, permits, approvals, software and computer programs, license rights, royalties, trade secrets, methods, processes, know-how, formulas, drawings, specifications, descriptions, label designs, plans, blueprints, patterns and all memoranda, notes and records with respect to any research and development, and all products and proceeds of any of the foregoing.

            (d) All of Borrower's present and future machinery, equipment, furniture, fixtures, motor vehicles, tools, dies, jigs, molds and other articles of tangible personal property of every type together with all parts, substitutions, accretions, accessions, attachments, accessories, additions, components and replacements thereof, all documents of title covering all of such goods and inventory and all manuals of operation, maintenance or repair, and all products and proceeds of any of the foregoing.

            (e) All of Borrower's present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of Borrower or any service bureau.

            (f) All letters of credit now existing or hereafter issued naming Borrower as a beneficiary or assigned to Borrower, including the right to receive payment thereunder, and all documents and records associated therewith.

            (g) All of Borrower's investment property.

            (h) All deposits, funds, instruments, documents, policies, evidence and certificates of insurance, securities, chattel paper and other assets of Borrower or in which Borrower has an interest and all proceeds thereof, now or at any time hereafter on deposit with or in the possession or control of Bank or owing by Bank to Borrower or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and in all assets of Borrower in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

            (i) All of Borrower's right, title and interest in and to the Specified Tax Refund and the payment thereof. Borrower shall execute and deliver to Bank all documents required by Bank in accordance with Section 7.31 below in order to insure that the payment of such refund will be made directly to Bank.

            (j) All of Borrower's right, title and interest as seller in and to any agreement of sale for the Mortgaged Property (as defined below). Bank shall not be liable for or be deemed to have assumed any obligations of Borrower under any such agreement of sale.

      5.2 Real Property. As further security for the Bank Indebtedness, Borrower shall grant to Bank a first priority mortgage lien encumbering the premises situate at 960 Browers Point Branch, Hewlett Neck, New York, and all improvements thereon and all rights, licenses, permits and approvals related thereto, together with an assignment of all rents and leases related thereto (collectively, the "Mortgaged Property"). Bank shall not record such documents except as provided for in Section 7.29 below.

      5.3 Insurance. As further security for the Bank Indebtedness, Borrower (and all owners and beneficiaries applicable thereto) shall assign and grant to Bank a security interest in a life insurance policy and the proceeds payable thereunder issued by and maintained with an insurance company acceptable to Bank, insuring the lives of Harvey B. Adams and Ronald J. Adams, each in an amount at least equal to One Million Dollars ($1,000,000.00). Such insurance collateral shall be in addition to all insurance required to be maintained under
Section 7.12 hereof.

      5.4 Surety. As further security for the Bank Indebtedness, Borrower shall cause to be executed and delivered to Bank, the absolute, unconditional, joint and several surety agreement (the "Surety Agreement") of Harvey B. Adams and Ronald J. Adams (collectively, "Guarantors") in form and content satisfactory to Bank. The liability of Guarantors under the Surety Agreement shall be limited to an aggregate principal amount equal to Three Million Dollars ($3,000,000.00) (the "Maximum Surety Amount"), together with interest thereon and all costs incurred in collecting such sums.

            Provided that (a) Borrower has complied with all financial covenants set forth in Section 8.1 below (as the same may be amended from time to time, unless such amendments were in connection with an Event of Default or agreed to by Bank in order to avoid the occurrence of an Event of Default), and (b) no other Event of Default or event which with the giving of notice or the passage of time or both would become an Event of Default shall have occurred and is continuing, the Maximum Surety Amount will be reduced to One Million Five Hundred Thousand Dollars ($1,500,000.00) upon request of Guarantors and upon:

            (a) receipt by Bank of Borrower's annual audited financial statements for Borrower's fiscal year ending December 31, 1997, showing Net Income (before taxes) for such year of not less than Four Million Dollars ($4,000,000.00);

            (b) delivery of evidence satisfactory to Bank that Borrower has maintained excess availability for advances under the Line (not including any Permitted Out-of-Formula Advance) of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) for ninety (90) consecutive days preceding the date of such reduction and that no accounts payable of Borrower during such ninety (90) day period and on the date of such reduction are or were past due; and

            (c) Bank having a period of thirty (30) days from the date of receipt of the items referred to in (a) and (b) above to review and verify the information contained therein.

            Provided that (a) Borrower has complied with all financial covenants set forth in Section 8.1 below (as the same may be amended from time to time, unless such amendments were in connection with an Event of Default or agreed to by Bank in order to avoid the occurrence of an Event of Default), and (b) no other Event of Default or event which with the giving of notice or the passage of time or both would become an Event of Default shall have occurred and is continuing, the Guarantors shall be released from their obligations under the Surety Agreement upon request of Borrower and upon:

                  (i) delivery of evidence satisfactory to Bank that Borrower has received additional cash equity in an amount equal to at least Ten Million Dollars ($10,000,000.00) (net of all offering expenses); or

                  (ii) delivery of evidence satisfactory to Bank that (A) for a period of two (2) consecutive fiscal years, (1) Borrower achieved profitability for each such fiscal year, and (2) Borrower achieved Net Income (before taxes) of not less than Four Million Dollars ($4,000,000.00) for each such fiscal year; and (B) Borrower maintained excess availability for advances under the Line (not including any Permitted Out-of-Formula Advance) of at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) for ninety (90) consecutive days preceding the date of such release and that no accounts payable of Borrower during such ninety (90) day period and on the date of such release are or were past due; and

                  (iii) Bank having a period of thirty (30) days from the date of receipt of the items referred to in (i) or (ii) above, as applicable, to review and verify the information contained therein.

      5.5 Validity Assurance and Management Support Letter. As further security for the Bank Indebtedness, Borrower shall cause to be executed and delivered to Bank a validity assurance and management support letter from each of Harvey B. Adams, Ronald J. Adams, Burton R. Chasnov and Daniel A. Rashy in form satisfactory to Bank.

      5.6 General. The collateral described above in Sections 5.1, 5.2, 5.3 and
5.4 is collectively referred to herein as the "Collateral". The above-described security interests, assignments, liens and guarantees shall not be rendered void by the fact that no Bank Indebtedness exists as of any particular date, but shall continue in full force and effect until the Bank Indebtedness has been repaid, and Bank has no agreement or commitment outstanding pursuant to which Bank may extend credit to or on behalf of Borrower. IT IS THE EXPRESS INTENT OF THE BORROWER THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE BANK INDEBTEDNESS (as defined herein).

      5.7 Collection of Receivables; Proceeds of Collateral.

            (a) Borrower will collect its accounts receivable only in the ordinary course of business. Borrower will notify all of its account debtors to forward all accounts receivable collections owed to Borrower to a lockbox maintained by Bank, and will execute such lockbox agreements as may be required by Bank and will pay to Bank all customary fees in connection with such lockbox arrangement. Immediately upon receipt, Borrower will forward to Bank all other checks, drafts and other monies received by Borrower which are proceeds of the Collateral to the lockbox maintained by Bank.

            (b) All accounts receivable collections of Borrower and all checks, drafts and other monies received by Borrower which are proceeds of the Collateral will be deposited in a non-interest bearing cash collateral account maintained at Bank (the "Cash Collateral Account"). Bank will have sole dominion and control over all items and funds in the Cash Collateral Account and such items and funds may be withdrawn only by Bank. However, Bank will apply all such funds towards payment of the Bank Indebtedness.

            (c) Solely for purposes of calculating interest on the balance of the Line, all items deposited into the Cash Collateral Account will be credited by Bank as payments of the principal balance of the Line on the Business Day on which such items are deposited into the Cash Collateral Account. As compensation for the foregoing arrangement, Borrower will pay to Bank a sum equal to one day's interest on all such deposits, at the interest rate set forth in Section 3.1(a)(i). Borrower will reimburse Bank on demand for the amount of any items credited as provided above and subsequently returned unpaid. Bank may terminate the foregoing arrangement upon notice to Borrower.

            (d) Borrower agrees that all monies, checks, notes, instruments, drafts or other payments relating to or constituting proceeds of any accounts receivable or other Collateral of Borrower which come into the possession or under the control of Borrower or any employees, agents or other persons acting for or in concert with Borrower, shall be received and held in trust for Bank and such items shall be the sole and exclusive property of Bank. Immediately upon receipt thereof, Borrower and such other persons shall remit the same or cause the same to be remitted, in kind, to Bank. Borrower shall deliver or cause to be delivered to Bank, with appropriate endorsement and assignment to Bank with full recourse to Borrower, all instruments, notes and chattel paper constituting an account receivable or proceeds thereof or other Collateral. Bank is hereby authorized to open all mail addressed to Borrower and endorse all checks, drafts or other items for payment on behalf of Borrower. Bank is granted a power of attorney by Borrower with full power of substitution to execute on behalf of Borrower and in Borrower's name or to endorse Borrower's name on any check, draft, instrument, note or other item of payment or to take any other action or sign any document in order to effectuate the foregoing. Such power of attorney being coupled with an interest is irrevocable until the Bank Indebtedness has been paid in full and Bank has no further commitment or obligation to make any advances under the Line.

6. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

      6.1 Valid Organization, Good Standing and Qualification. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each other jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification and the failure to be so qualified would have a material adverse effect on the Collateral, business operations or financial condition of Borrower.

      6.2 Licenses. Borrower and its employees, servants and agents have all licenses, registrations, approvals and other authority as may be necessary to enable it to own and operate its business and perform all services and business which it has agreed to perform in any state, municipality or other jurisdiction, except where the failure to have such licenses, registrations, approvals or other authority would not have a material adverse affect on the Collateral, business, operations or financial condition of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

      6.3 Subsidiaries. Borrower owns no shares of stock or other equity interests in any Person, directly or indirectly (by any Subsidiary or otherwise).

      6.4 Financial Statements. Borrower has furnished to Bank the audited financial statements of Borrower certified without qualification by independent public accountants as of December 31, 1995 and all management and comment letters from such accountants in connection therewith, and its internally prepared fiscal year end financial statements as of December 31, 1996. Such financial statements of Borrower (together with the related notes and comments), are correct and complete, fairly present the financial condition and the assets and liabilities of Borrower at such date, and have been prepared in accordance with GAAP. With respect to the internally prepared fiscal year end statements, such statements may be subject to year-end adjustment and any accompanying footnotes.

      6.5 No Material Adverse Change in Financial Condition. There has been no material adverse change in the financial condition of Borrower since December 31, 1996.

      6.6 Pending Litigation or Proceedings. Except as set forth on Schedule 6.6 attached hereto, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

      6.7 Due Authorization; No Legal Restrictions. The execution and delivery by Borrower of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance by Borrower with the respective terms, conditions and provisions of the Loan
Documents: (a) have been duly authorized by all requisite corporate action of Borrower; (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance or Borrower's Certificate of Incorporation or By-Laws or any indenture, mortgage, loan or credit agreement or instrument to which Borrower is a party or by which Borrower may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and
(c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower under the terms or provisions of any such agreement or instrument, except liens in favor of Bank.

      6.8 Enforceability. The Loan Documents have been duly executed by Borrower and delivered to Bank and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors' rights generally.

      6.9 No Default Under Other Obligations, Orders or Governmental Regulations. Borrower is not in violation of its Certificate of Incorporation or in default in the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued and Borrower is not in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected.

      6.10 Governmental Consents. No consent, approval or authorization of or designation, declaration or filing (other than the filing of UCC financing statements) with any governmental authority on the part of Borrower is required in connection with the execution, delivery or performance by Borrower of the Loan Documents or the consummation of the transactions contemplated thereby.

      6.11 Taxes. Borrower has filed all tax returns which it is required to file and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by Borrower. Such tax returns are complete and accurate in all material respects. Borrower knows of no proposed additional assessment or basis for any assessment of additional taxes.

      6.12 Title to Collateral. The Collateral is and will be owned by Borrower free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), excepting only liens in favor of the Bank and those liens and encumbrances permitted under
Section 7.9 below. Borrower will defend the Collateral against any claims of all persons or entities other than the Bank.

      6.13 Addresses. During the past five (5) years, Borrower has not been known by any names (including tradenames) other than those set forth in Schedule
6.13 attached hereto and has not been located at any addresses other than those set forth on Schedule 6.13 attached hereto. The portions of the Collateral which are tangible property and Borrower's books and records pertaining thereto will at all times be located at the addresses set forth on Schedule 6.13; or such other location determined by Borrower after prior notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank's security interests and access to Borrower's books and records. Schedule
6.13 identifies the chief executive office of Borrower.

      6.14 Current Compliance. Borrower is currently in compliance with all of the terms and conditions of the Loan Documents.

      6.15 Pension Plans. Except as disclosed on Schedule 6.15 hereto: (a) Borrower has no obligations with respect to any employee pension benefit plan ("Plan") (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); (b) no events, including, without limitation, any "Reportable Event" or "Prohibited Transaction" (as those terms are defined under ERISA), have occurred and are continuing in connection with any Plan of Borrower which might constitute grounds for the termination of any such Plan by the Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by any United States District Court of a trustee to administer any such Plan; (c) all of Borrower's Plans meet with the minimum funding standards of Section 302 of ERISA; and (d) Borrower has no existing liability to the PBGC. Borrower is not subject to or bound to make contributions to any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA.

      6.16 Leases and Contracts. Borrower has complied with the provisions of all material leases, contracts or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, patent license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which it is a party and is not in default thereunder. To the best of Borrower's knowledge, no other party is in default under any such leases, contracts or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.

      6.17 Intellectual Property. Borrower owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate the Borrower's properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others. Schedule 6.17 sets forth an accurate list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

      6.18 Eligible Inventory Warranties. With respect to Eligible Inventory from time to time scheduled, listed or referred to in any certificate, statement or report prepared by or for Borrower and delivered to Bank and upon which Borrower is basing availability under the Line, Borrower warrants and represents that: (a) such inventory is located at the address or addresses listed on
Schedule 6.13 attached hereto and is not in transit (except between locations of Borrower described on Schedule 6.13 hereto and other locations of Borrower established in accordance with the terms and conditions of this Agreement); (b) Borrower has good, indefeasible and merchantable title to such inventory and such inventory is not subject to any lien or security interest whatsoever except for the prior, perfected security interest granted to Bank; (c) such inventory is of good and merchantable quality, free from any defects; (d) such inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; and (e) the completion of the manufacture and sale or other disposition of such inventory by Bank following an Event of Default shall not require the consent of any person and shall not constitute a breach or default under any contract or agreement to which Borrower is a party or to which the inventory is subject.

      6.19 Eligible Account Warranties. With respect to all Eligible Receivables from time to time scheduled, listed or referred to in any certificate, statement or report prepared by or for Borrower and delivered to Bank and upon which Borrower is basing availability under the Line, Borrower warrants and represents that: (a) the accounts arose in the ordinary course of Borrower's business; (b) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by any chattel paper, note, instrument or judgment; (c) Borrower has absolute title to such accounts and the accounts represent undisputed, bona fide transactions completed in accordance with the terms thereof and as represented to Bank; (d) no payments have been or will be made thereon, except payments immediately delivered to Bank pursuant to the Loan Documents; (e) there are no setoffs, counterclaims, disputes, discounts (other than prompt payment discounts not in excess of five percent (5%) of the face amount thereof), credits, charge backs, freight claims, allowances or adjustments existing or asserted with respect thereto and Borrower has not made any agreement with any account debtor for any deduction therefrom; (f) there are no facts, events or occurrences which impair the validity or enforcement thereof or may reduce the amount payable thereunder as shown on any certificates, statements or reports, prepared by or for Borrower and delivered to Bank, Borrower's books and records and all invoices and statements delivered to Bank with respect thereto; (g) to the best of Borrower's knowledge, all account debtors have the capacity to contract and are solvent; (h) the goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest except that of Bank; (i) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor's financial condition; (j) the account is not an account with respect to which the account debtor is an Affiliate of Borrower or a director, officer or employee of Borrower or its Affiliates; (k) the account does not arise with respect to goods which have been returned, rejected, lost or damaged or which have not been shipped or arise with respect to services which have not been fully performed and accepted as satisfactory by the account debtor; (l) the account is not an account with respect to which the account debtor's obligation to pay the account is conditional upon the account debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a consignment bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; (m) the amounts shown on the applicable certificates, statements, on Borrower's books and records and all invoices and statements which may be delivered to Bank with respect to such accounts are actually and absolutely owing to Borrower and are not in any way contingent (except in connection with Borrower's standard product warranties); and (n) the accounts have not been sold, assigned or transferred to any other Person and no Person except Borrower has any claim thereto or (with the exception of the applicable account debtor) any claims to the goods sold.

      6.20 Business Interruptions. Within five (5) years prior to the date hereof, neither the business, Collateral nor operations of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower. There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by Borrower.

      6.21 Accuracy of Representations and Warranties. No representation or warranty by Borrower contained herein or in any certificate or other document furnished by Borrower pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made. There is no fact which Borrower knows or should know and has not disclosed to Bank, which does or may materially and adversely affect Borrower, or any of its operations.

7. GENERAL COVENANTS. Except with the prior written consent of Bank, Borrower will comply with the following:

      7.1 Payment of Principal, Interest and Other Amounts Due. Borrower will pay when due all Bank Indebtedness and all other amounts payable by it hereunder.

      7.2 Limitation on Sale and Leaseback. Borrower will not enter into any arrangement whereby it will sell or transfer any real property or improvements thereon or other fixed assets owned by it and then or thereafter rent or lease as lessee such property, improvements or assets or any part thereof, or other property which any Borrower shall intend to use for substantially the same purposes as the property sold or transferred.

      7.3 Limitation on Indebtedness. Borrower will not have at any time outstanding to any Person other than Bank, any Indebtedness for borrowed money, Capitalized Lease Obligations, or any outstanding letters of credit issued for Borrower's account, except:

            (a) Current accounts payable incurred in the ordinary course of Borrower's business, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of Borrower's business;

            (b) Existing Indebtedness for borrowed money and for Capitalized Lease Obligations described on Schedule 7.3;

            (c) Future purchase money Indebtedness and Capitalized Lease Obligations in an aggregate amount not to exceed Twenty-Five Thousand Dollars ($25,000.00) per transaction or One Hundred Thousand Dollars ($100,000.00) in the aggregate per fiscal year of Borrower, provided that Bank shall have the right of first refusal to provide such financing on substantially similar terms, which right of first refusal must be exercised, if at all, within fifteen (15) days after written notice thereof to Bank in each instance. The foregoing permitted purchase money indebtedness and Capitalized Lease Obligations shall be on a non-cumulative basis as to any unused portions from year to year; and

            (d) Letters of credit issued pursuant to this Agreement.

            Except as provided in the next succeeding sentence, any of such existing permitted Indebtedness may not be refinanced or replaced without the consent of Bank. Borrower may refinance or replace existing permitted Indebtedness (other than the Subordinated Indebtedness) provided that such replacement or refinancing does not result in an increase in the interest rate or payments due in connection with such existing permitted Indebtedness or is otherwise on more burdensome terms to Borrower.

      7.4 Investments and Loans. Borrower will not have or make any investments in all or a material portion of the capital stock or securities of any Person, or any loans, advances or extensions of credit to any Person, except:

            (a) Investments in direct or indirect obligations of, or obligations unconditionally guaranteed by, the United States of America and maturing within twelve (12) months from the date of acquisition;

            (b) Investments in commercial paper of Bank or commercial paper rated "Prime-1" by Moody's Investors Services or "A-1" by Standard & Poor's Corporation, or with an equivalent rating by another rating agency of nationally recognized standing, maturing within three hundred sixty-five (365) days from the date of acquisition;

            (c) Certificates of deposit maturing within twelve (12) months from the date of acquisition issued by Bank;

            (d) Investments and loans listed on Schedule 7.4 attached hereto;

            (e) Future loans to employees (other than Harvey B. Adams, Ronald J. Adams and Burton R. Chasnov) of not more than Ten Thousand Dollars ($10,000.00) per employee or One Hundred Thousand Dollars ($100,000.00) in the aggregate outstanding at any one time. In lieu of year-end bonuses to Harvey B. Adams, Ronald J. Adams and Burton R. Chasnov, Borrower may make loans to Harvey B. Adams, Ronald J. Adams and Burton R. Chasnov in an amount not to exceed any bonuses provided for in any employment contract of such Person with Borrower, which bonuses have not or will not be paid, provided that, assuming such bonuses were expensed by Borrower, Borrower would be in compliance with all of the financial covenants in Section 8.1 below; and

            (f) Advances to employees for reimbursable business expenses in amounts not to exceed Two Thousand Dollars ($2,000.00) per employee outstanding at any time.

      7.5 Guaranties. Borrower will not directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person.

      7.6 Disposition of Assets. Borrower will not sell, lease, transfer or otherwise dispose of all, substantially all, or any material portion of its property or assets, except for sales of inventory in the ordinary course for fair consideration and sales of assets (not financed by Bank) with a value not in excess of Twenty-Five Thousand Dollars ($25,000.00) individually or One Hundred Thousand Dollars ($100,000.00) in the aggregate per fiscal year of Borrower. The foregoing limitation shall be on a non-cumulative basis as to any unused portions from year to year.

      7.7 Merger; Consolidation; Business Acquisitions; Subsidiaries. Borrower will not (a) merge into or consolidate with any Person, or (b) without the prior written consent of Bank (which consent will not be unreasonably withheld or delayed) acquire any material portion of the stock, ownership interests, assets or business of any Person, permit any Person to merge into it, or form any new Subsidiaries. Borrower acknowledges and agrees that any consent by Bank in connection with Section 7.7(b) shall be conditioned upon no Event of Default or event which with the giving of notice or the passage of time or both would become an Event of Default being continuing and may be further conditioned upon minimum availability requirements, financial covenants and other requirements as Bank may establish in its sole discretion. Any acquisition by Borrower described in Section 7.7(b) shall only be in connection with the stock, assets or securities of an entity engaged in a line of business reasonably similar to that currently engaged in by Borrower.

      7.8 Taxes; Claims for Labor and Materials. Borrower will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets; provided that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by Borrower and neither execution, foreclosure nor levy shall have been commenced in respect thereof and Borrower shall have set aside on its books adequate reserves with respect thereto. Borrower will not file or consent to the filing of, any consolidated income tax return with any Person other than a Subsidiary.

      7.9 Liens. Borrower will not create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

            (a) Security interests and mortgages held by Bank;

            (b) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker's compensation, unemployment insurance, social security and other like laws, (ii) to secure the performance of statutory obligations or bids, tenders or contracts, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or inventory, or (iii) liens for taxes, assessments or other governmental charges not delinquent, or being contested in good faith by appropriate proceedings;

            (c) Encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities of title thereto, none of which materially impairs the use of such property by Borrower in the operation of its business;

            (d) Liens and security interests listed on Schedule 7.9 attached hereto;

            (e) Purchase money liens or Capitalized Leases, provided that:

                  (1) the property subject to any of the foregoing is acquired or leased by Borrower in the ordinary course of its business and the lien on any such property is created contemporaneously with such acquisition;

                  (2) purchase money Indebtedness or Capitalized Lease Obligations so created shall not exceed one hundred percent (100%) of the lesser of cost or fair market value as of the time of acquisition or lease of the property covered thereby;

                  (3) the purchase money Indebtedness or Capitalized Lease Obligations shall only be secured by the property so acquired or leased; and

                  (4) the purchase money Indebtedness or Capitalized Lease Obligations are permitted by the provisions of Section 7.3; or

            (f) Judgment liens not greater than Fifty Thousand Dollars ($50,000.00) individually or in the aggregate, provided that the creditor thereunder shall not have commenced any collection proceedings in connection therewith (unless such proceedings shall have been stayed pending appeal).

            Borrower shall not enter into any agreement with any other Person which shall prohibit Borrower from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of Borrower to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of Bank.

            Borrower will not apply for or obtain any letters of credit for the payment of or to secure the payment for any inventory or other assets to be acquired by Borrower, except letters of credit issued by Bank, at its discretion.

      7.10 Existence; Approvals; Qualification; Business Operations; Compliance with Laws. Borrower (a) will obtain, preserve and keep in full force and effect its separate corporate existence and all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs; (b) will qualify and remain qualified as a foreign corporation in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification and the failure to be so qualified would have a material adverse effect on the Collateral, business operations or financial condition of Borrower; (c) will continue to operate its business in substantially the same manner as presently operated; and (d) will comply in all material respects with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.

      7.11 Maintenance of Properties, Intellectual Property. Borrower will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same.

            With respect to any and all trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing, Borrower shall maintain and protect the same and shall, in the exercise of its reasonable business judgment, take and assert such remedies as are available to Borrower to prevent any other Person from infringing upon or claiming any interest in any such trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.

            Borrower will notify Bank immediately of: (a) Borrower's learning of the creation by Borrower or any of its employees of any significant inventions relating to Borrower's business; (b) Borrower's learning of any changes or improvements made to an invention created or owned by Borrower or any of its employees and relating to Borrower's business; (c) the filing of any patent or trademark application, whether domestic or foreign, by Borrower or, if Borrower will have any rights therein, any of its employees; (d) the grant of any patent or trademark, whether domestic or foreign, to Borrower or, if Borrower will have any rights therein, any of its employees; or (e) Borrower's intent to abandon a patent or trademark.

            Borrower will, if requested by Bank: (i) execute and deliver to Bank assignments, financing statements, patent mortgages or such other documents, in form and substance acceptable to Bank, necessary to perfect and maintain Bank's security interest in all existing and future patents, patent applications, trademarks, trademark applications, and other general intangibles owned by Borrower; (ii) furnish Bank with evidence satisfactory to Bank that all actions necessary to maintain and protect each trademark and patent owned by Borrower or its employees and relating to Borrower's business have been taken in a timely manner; and (iii) execute and deliver to Bank an agreement permitting Bank to exercise all of Borrower's rights in, to and under any patent or trademark owned by Borrower or, to the extent Borrower has any rights therein, any of its employees.

      7.12 Insurance. Borrower will carry adequate insurance issued by an insurer acceptable to Bank, in amounts acceptable to Bank (at least adequate to comply with any co-insurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Bank, and in addition, will carry business interruption insurance in such amounts as may be required by Bank. In the case of insurance on any of the Collateral, Borrower shall carry insurance in the full insurable value thereof and cause Bank to be named as insured mortgagee with respect to all real property, loss payee (with a lender's loss payable endorsement) with respect to all personal property, and additional insured with respect to all liability insurance, as its interests may appear, with thirty (30) days' notice to be given Bank by the insurance carrier prior to cancellation or material modification of such insurance coverage.

            Borrower shall cause to be delivered to Bank the insurance policies therefor or in the alternative, evidence of insurance and at least thirty (30) business days prior to the expiration of any such insurance, additional policies or duplicates thereof or in the alternative, evidence of insurance evidencing the renewal of such insurance and payment of the premiums therefor. Borrower shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Bank and not to Borrower and Bank jointly.

            In the event of any loss, Borrower will give Bank immediate notice thereof and Bank may make proof of loss whether the same is done by Borrower. Bank is granted a power of attorney by Borrower with full power of substitution to file any proof of loss in Borrower's or Bank's name, to endorse Borrower's name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim. Such power being coupled with an interest is irrevocable until all Bank Indebtedness is paid in full and Bank has no further funding commitment under or in respect of the Line.

            In the event of any loss, Bank, at its option, may: (a) retain and apply all or any part of the insurance proceeds to reduce, in such order and amounts as Bank may elect, the Bank Indebtedness (excluding, provided that no Event of Default shall have occurred and be continuing, that portion of the Line outstanding under the Equipment Purchase Sublimit, except to the extent such insurance proceeds were received in respect of equipment purchased with proceeds advanced under the Equipment Purchase Sublimit); or (b) disburse all or any part of such insurance proceeds to or for the benefit of Borrower for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Bank of such repair or replacement or the estimated cost thereof, in either case without waiving or impairing the Bank Indebtedness or any provision of this Agreement. Borrower shall not take out any insurance on the Collateral without having Bank named as loss payee or additional insured thereon. Borrower shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

      7.13 Inspections; Examinations. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time to exhibit and deliver to Bank copies of any and all of Borrower's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession and copies of all reports submitted to Borrower by such accountants or auditors, including management letters, "comment" letters and audit reports, and to disclose to Bank any information they may have concerning Borrower's financial status and business operations. Borrower further authorizes all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise.

            The officers of Bank, or such Persons as any of them may designate, may visit and inspect any of the properties of Borrower, examine (either by Bank's employees or by independent accountants) any of the Collateral or other assets of Borrower, including the books of account of Borrower, and discuss the affairs, finances and accounts of Borrower with its officers and with its independent accountants, at such times as Bank may desire. Provided no Event of Default shall have occurred, Bank will visit Borrower's locations only upon reasonable notice and during normal business hours.

            Bank may, at its expense provided that no Event of Default shall have occurred and be continuing, conduct at any time and from time to time, and Borrower will fully cooperate with, field examinations of the inventory, accounts receivable and business affairs of Borrower.

      7.14 Default Under Other Indebtedness. Borrower will not permit any of its Indebtedness to be in default. If any Indebtedness of Borrower is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or to the knowledge of Borrower, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, Borrower will immediately give Bank written notice of such declaration, acceleration or right of declaration.

      7.15 Pension Plans. Borrower will: (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of Borrower's Plans in a timely manner and in a sufficient amount to comply with the minimum funding requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material "accumulated funding deficiency" as such term is defined in ERISA; and (d) notify Bank immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and deliver to Bank, promptly after the filing or receipt thereof, copies of all reports or notices which Borrower files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

      7.16 Bank of Account. Borrower will maintain Bank as its major bank of account, unless otherwise agreed by Bank in writing.

      7.17 Maintenance of Management. Borrower will cause its business to be continuously managed by its present senior management team consisting of Harvey
B. Adams, Ronald J. Adams and Burton R. Chasnov or such other persons (serving in such management positions) as may be reasonably satisfactory to Bank.

      7.18 Capital Stock; Dividends. Borrower will not redeem, repurchase or otherwise make any payment or distribution to acquire any of its capital stock. Borrower will not pay cash dividends or make other distributions on account of its capital stock. The foregoing shall not preclude Borrower from implementing stock splits or paying stock dividends.

      7.19 Transactions with Affiliates. Except for those disclosed on Schedule
7.19 attached hereto, Borrower will not enter into or conduct any transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other and except as disclosed to Bank. Borrower will not make any loans or extensions of credit to any of its Affiliates, shareholders, directors or officers, except for the existing loans described in Schedule 7.19 attached hereto or to the extent permitted pursuant to Section 7.4(e) or (f) above. Borrower will cause all of its Indebtedness at any time owed to its Affiliates, shareholders, directors and officers to be subordinated in all respects to all present and future Bank Indebtedness and will not make any payments thereon, except as approved by Bank in writing.

      7.20 Name or Address Change. Borrower shall not change its name or the address of its principal executive office except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank's security interests and access to Borrower's books and records.

      7.21 Notices. Borrower will promptly notify Bank of: (a) any action or proceeding brought against Borrower wherein such action or proceeding would, if determined adversely to Borrower, result in any material liability of Borrower;
(b) the occurrence of any Event of Default; (c) any fact, condition or event which, with the giving of notice or the passage of time or both, could become an Event of Default; (d) the failure of Borrower to observe any of its undertakings under the Loan Documents; or (e) any material adverse change in the assets, business, operations or financial condition of Borrower.

      7.22 Additional Documents and Future Actions. Borrower will, at its sole cost, take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as Bank may in its discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Bank to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents. Borrower hereby authorizes and appoints Bank as its attorney-in-fact, with full power of substitution, to take such actions as Bank may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to execute on Borrower's behalf and file at Borrower's expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Bank to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on Borrower's behalf such other documents and notices as Bank may deem advisable to protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable until the Bank Indebtedness is paid in full and Bank has no further funding commitment under or in respect of the Line. Borrower irrevocably authorizes the filing of a carbon, photographic or other copy of this Agreement, or of a financing statement, as a financing statement and agrees that such filing is sufficient as a financing statement.

      7.23 Accounts Receivable. Unless Bank notifies Borrower in writing that it dispenses with any one or more of the following requirements, Borrower will: (a) inform Bank immediately of the rejection of goods, claims made or delay in delivery or performance in regard to any account or contract right upon which Borrower has based availability for advances under the Line and will adjust the Borrowing Base calculation under the Line to reduce the availability for advances under the Line by the applicable percentage of the amount of such account; (b) make no change in any account upon which Borrower has based availability for advances under the Line, unless such change is reflected in the Borrowing Base calculation; (c) furnish to Bank all information received by Borrower materially adversely affecting the financial standing of any account debtor whose account or contract right has been specifically assigned to Bank;
(d) pay Bank the amount loaned against any account or contract right if the goods are returned by purchaser or the contract is canceled or terminated or adjust the Borrowing Base calculation to reduce the availability for advances under the Line by the applicable percentage of the amount of such account; (e) immediately notify Bank if any of its accounts arise out of contracts with the United States or any department, agency or instrumentality thereof, and execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contract shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act; and
(f) deliver to Bank, with appropriate endorsement or assignment, any instrument or chattel paper representing an account or contract right. Any permission granted to Borrower by Bank to omit any of the requirements of this Section 7.23 may be revoked by Bank at any time.

            Borrower will, if requested by Bank: (a) give Bank assignments, in form acceptable to Bank, of specific accounts or groups of accounts and monies due and to become due under specific contracts and specific general intangibles;
(b) furnish to Bank a copy, with such duplicate copies as Bank may request, of the invoice applicable to each account specifically assigned to Bank or arising out of a contract right, bearing a statement that such account has been assigned to Bank and such additional statements as Bank may require; (c) mark its records evidencing its accounts in a manner satisfactory to Bank so as to show which accounts have been assigned to Bank; (d) furnish to Bank satisfactory evidence of the shipment and receipt of any goods specified by Bank and the performance of any services or obligations covered by accounts or contracts in which Bank has a security interest; (e) pay Bank the unpaid portion of the amount advanced under the Line in respect of any account or contract right upon which Borrower has based availability for advances under the Line, or adjust the Borrowing Base under the Line by the applicable percentage of the amount of such account, if
(i) such account is not paid within ninety (90) days of its invoice date, (ii) the subject account debtor does not accept the goods or services, (iii) any petition under the Bankruptcy Code or any similar Federal or State statute is filed by or against the subject account debtor, or (iv) Bank shall at any time reject the account as unsatisfactory; and until such payment or adjustment is made by Borrower, Bank may retain any such account or contract right as security and may charge any deposit account of Borrower with any such amounts; (f) join with Bank in executing a financing statement, notice, affidavit or similar instrument, in form satisfactory to Bank, and such continuation statements and other instruments as Bank may from time to time request and pay the cost of filing the same in any public office deemed advisable by Bank; (g) give Bank such financial statements, reports, certificates, lists of purchasers (showing names, addresses, and amounts owing) and other data concerning its accounts, contracts, collections, inventory, general intangibles and other matters as Bank may from time to time specify; (h) segregate cash proceeds of Collateral so that they may be identified readily, and deliver the same to the Bank at such time or times and in such manner and form as the Bank may direct; (i) furnish such witnesses as may be necessary to establish legal proof of the Collateral or records relating to the Collateral; and (j) obtain from any owner, encumbrancer or other person having an interest in the property where any Collateral is located, written consent to Bank's removal of the Collateral therefrom, without liability on the part of Bank to such owner, encumbrancer or other person, or from any such owner, encumbrancer or other person such waivers of any interest in the Collateral as Bank may require.

      7.24 Material Adverse Contracts. Neither Borrower nor either Guarantor will become or be a party to any contract or agreement which might reasonably be expected to have a materially adverse impact on its or either Guarantor's ability to perform under this Agreement, the Surety Agreement or any other agreement with Bank to which it or either Guarantor is a party.

      7.25 Restrictions on Use of Proceeds. Borrower will not carry or purchase with the proceeds of the Line any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

      7.26 Subordinated Indebtedness. Borrower will not prepay or otherwise accelerate payment of any Subordinated Indebtedness except as authorized by Bank in that certain Subordination Agreement of even date; and will comply with all of the terms of such Subordination Agreement.

      7.27 Life Insurance. Borrower will cause to be maintained the life insurance coverage required under Section 5.3 and will deliver to Bank evidence of such coverage showing all premiums paid for the subsequent 12-month period at least thirty (30) days prior to the expiration of such insurance policy.

      7.28 Mortgaged Property. Borrower shall use its best efforts to sell the Mortgaged Property, provided that any such sale must be for an amount (net of all closing costs) equal to at least Three Hundred Thousand Dollars ($300,000.00). All proceeds of such sale shall be paid to Bank and applied to the outstanding balance of the Line or any other Bank Indebtedness. In the event the Mortgaged Property is not sold in the manner described above on or before June 10, 1997, Bank will be authorized to record the Mortgaged Property documents delivered pursuant to Section 5.2 above and Borrower will, on or before such date, provide Bank with a title insurance policy insuring the Bank's first priority mortgage lien against the Mortgaged Property in an amount and issued by a title insurance company acceptable to Bank and such other documents and information as Bank may reasonably require in connection therewith. Upon request of Bank from time to time, Borrower shall provide Bank with a status report regarding Borrower's efforts to sell the Mortgaged Property.

      7.29 Books and Records. On or before January 1, 1998, Borrower shall cause the books and records related to its Flow Components operation, which books and records shall initially be located at 5301 Polk Street, Houston, Texas, to be maintained at Borrower's principal office in Orlando, Florida.

      7.30 Year End. Borrower shall not change its fiscal year end without Bank's prior written consent.

      7.31 Specified Tax Refund. Immediately upon completion of Borrower's federal income tax return for Borrower's fiscal year ended December 31, 1996, Borrower shall deliver to Bank a copy of such return certified to be true and complete by Borrower's chief financial officer, together with four (4) fully executed and completed originals of the Assignment of Tax Refund in the form attached hereto as Schedule 7.31. In addition, Borrower shall deliver to Bank all other documentation and information required by Bank in order to insure that the payment of the Specified Tax Refund is made directly to Bank. Bank is authorized to deliver such Assignment of Tax Refund and all such other documents to any governmental agency necessary to insure that the Specified Tax Refund is paid directly to Bank.

8. FINANCIAL COVENANTS.

      8.1 Financial Covenants. Except with the prior written consent of Bank, Borrower will comply with the following:

            (a) Net Income. Borrower shall have Net Income of not less than (i) Zero Dollars ($0) for the three (3) month period ending March 31, 1997, (ii) Five Hundred Eighteen Thousand Dollars ($518,000.00) for the six (6) month period ending June 30, 1997, (iii) Eight Hundred Fifty Thousand Dollars ($850,000.00) for the nine (9) month period ending September 30, 1997, (iv) One Million Two Hundred Thousand Dollars ($1,200,000.00) for the twelve (12) month period ending December 31, 1997, (v) Five Hundred Thousand Dollars ($500,000.00) for the three (3) month period ending March 31, 1998, (vi) One Million Dollars ($1,000,000.00) for the six (6) month period ending June 30, 1998, (vii) One Million Five Hundred Thousand Dollars ($1,500,000.00) for the nine (9) month period ending September 30, 1998, (viii) Two Million Dollars ($2,000,000.00) for the twelve (12) month period ending December 31, 1998, (ix) Five Hundred Thousand Dollars ($500,000.00) for the three (3) month period ending March 31, 1999, (x) One Million Dollars ($1,000,000.00) for the six (6) month period ending June 30, 1999, (xi) One Million Five Hundred Thousand Dollars ($1,500,000.00) for the nine (9) month period ending September 30, 1999, (xii) Two Million Dollars ($2,000,000.00) for the twelve (12) month period ending December 31, 1999, (xiii) Five Hundred Thousand Dollars ($500,000.00) for the three (3) month period ending March 31, 2000, (xiv) One Million Dollars ($1,000,000.00) for the six (6) month period ending June 30, 2000, (xv) One Million Five Hundred Thousand Dollars ($1,500,000.00) for the nine (9) month period ending September 30, 2000, and (xvi) Two Million Dollars ($2,000,000.00) for the twelve (12) month period ending December 31, 2000. In addition, commencing with Borrower's fiscal quarter ending June 30, 1997, Borrower shall have Net Income of not less than One Hundred Fifty Thousand Dollars ($150,000.00) for each of its fiscal quarters.

            (b) Net Loss. Borrower's Net Loss for the twelve (12) month period ended December 31, 1996 shall not be greater than Two Million Nine Hundred Eleven Thousand Dollars ($2,911,000.00).

            (c) Net Operating Loss. Borrower's Net Operating Loss for the twelve
(12) month period ended December 31, 1996 shall not be greater than One Million Five Hundred Two Thousand Dollars ($1,502,000.00).

            (d) Effective Net Worth. Borrower shall have Effective Net Worth of not less than (i) Eight Million Three Hundred Fifty-Three Thousand Dollars ($8,353,000.00) as of December 31, 1996, (ii) Eight Million Three Hundred Fifty-Three Thousand Dollars ($8,353,000.00) as of

March 31, 1997, (iii) Nine Million Two Hundred Fifty-Three Thousand Dollars ($9,253,000.00) as of June 30, 1997, (iv) Nine Million Five Hundred Eighty-Five Thousand Dollars ($9,585,000.00) as of September 30, 1997, (v) Ten Million Three Hundred Seventeen Thousand Dollars ($10,317,000.00) as of December 31, 1997,
(vi) Eleven Million Eight Thousand Dollars ($11,008,000.00) as of March 31, 1998, (vii) Eleven Million Six Hundred Ninety-Nine Thousand Dollars ($11,699,000.00) as of June 30, 1998, (viii) Twelve Million Three Hundred Ninety Thousand Dollars ($12,390,000.00) as of September 30, 1998, (ix) Thirteen Million Eighty-One Thousand Dollars ($13,081,000.00) as of December 31, 1998,
(x) Thirteen Million Seven Hundred Seventy-Two Thousand Dollars ($13,772,000.00) as of March 31, 1999, (xi) Fourteen Million Four Hundred Sixty-Three Thousand Dollars ($14,463,000.00) as of June 30, 1999, (xii) Fifteen Million One Hundred Fifty-Four Thousand Dollars ($15,154,000.00) as of September 30, 1999, (xiii) Fifteen Million Eight Hundred Forty-Five Thousand Dollars ($15,845,000.00) as of December 31, 1999, (xiv) Sixteen Million Five Hundred Thirty-Six Thousand Dollars ($16,536,000.00) as of March 31, 2000, (xv) Seventeen Million Two Hundred Twenty-Seven Thousand Dollars ($17,227,000.00) as of June 30, 2000,
(xvi) Seventeen Million Nine Hundred Eighteen Thousand Dollars ($17,918,000.00) as of September 30, 2000, and (xvii) Eighteen Million Six Hundred Nine Thousand Dollars ($18,609,000.00) as of December 31, 2000.

            (e) Capital Expenditures. Borrower shall not cause, suffer or permit to exist Capital Expenditures in excess of (i) Five Million Three Hundred Sixty-Seven Thousand Dollars ($5,367,000.00) for Borrower's fiscal year ended December 31, 1996, and (ii) Five Hundred Thousand Dollars ($500,000.00) during any fiscal year of Borrower thereafter. The foregoing permitted Capital Expenditures shall be non-cumulative as to any unused portions during any fiscal year and shall be measured as of the end of each fiscal quarter.

            (f) Current Ratio. Borrower shall maintain a ratio of Current Assets to Current Liabilities of not less than (i) .99 to 1.0 as of December 31, 1996,
(ii) .90 to 1.0 as of the end of each fiscal quarter of Borrower commencing with Borrower's fiscal quarter ending March 31, 1997 through and including Borrower's fiscal quarter ending December 31, 1997, (iii) 1.0 to 1.0 as of the end of each fiscal quarter of Borrower commencing with Borrower's fiscal quarter ending March 31, 1998 through and including Borrower's fiscal quarter ending December 31, 1998, (iv) 1.10 to 1.0 as of the end of each fiscal quarter of Borrower commencing with Borrower's fiscal quarter ending March 31, 1999 through and including Borrower's fiscal quarter ending December 31, 1999, and (v) 1.20 to
1.0 as of the end of each fiscal quarter of Borrower commencing with Borrower's fiscal quarter ending March 31, 2000 through and including Borrower's fiscal quarter ending December 31, 2000.

            (g) Senior Indebtedness to Effective Net Worth. Borrower shall maintain a ratio of Senior Indebtedness to Effective Net Worth of not greater than (i) 4.68 to 1.0 as of December 31, 1996, (ii) 5.78 to 1.0 as of March 31, 1997, (iii) 5.12 to 1.0 as of June 30, 1997, (iv) 4.85 to 1.0 as of September
30, 1997, (v) 4.33 to 1.0 as of December 31, 1997, (vi) 4.06 to 1.0 as of March
31, 1998, and (vii) 4.00 to 1.0 as of June 30, 1998 and as of the end of each fiscal quarter of Borrower thereafter.

            (h) Inventory Turnover. Borrower shall maintain an Inventory Turnover Frequency of not more than (i) one hundred ninety (190) days for the six (6) month period ending June 30, 1997, (ii) one hundred ninety (190) days for the nine (9) month period ending September 30, 1997, (iii) one hundred eighty-five (185) days for the twelve (12) month period ending December

31, 1997, (iv) one hundred eighty-five (185) days for the three (3) month period ending March 31, 1998, (v) one hundred eighty (180) days for the six (6) month period ending June 30, 1998, (vi) one hundred seventy-five (175) days for the nine (9) month period ending September 30, 1998, (vii) one hundred seventy (170) days for the twelve (12) month period ending December 31, 1998, (viii) one hundred seventy (170) days for the three (3) month period ending March 31, 1999,
(ix) one hundred sixty-five (165) days for the six (6) month period ending June 30, 1999, (x) one hundred sixty-five (165) days for the nine (9) month period ending September 30, 1999, (xi) one hundred sixty (160) days for the twelve (12) month period ending December 31, 1999, (xii) one hundred sixty (160) days for the three (3) month period ending March 31, 2000, (xiii) one hundred fifty-five
(155) days for the six (6) month period ending June 30, 2000, (xiv) one hundred fifty-five (155) days for the nine (9) month period ending September 30, 2000, and (xv) one hundred fifty (150) days for the twelve (12) month period ending December 31, 2000.

            (i) Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than (i) 1.0 to 1.0 for the twelve (12) month period ending December 31, 1997, (ii) 1.25 to 1.0 for the twelve (12) month period ending December 31, 1998, (iii) 1.5 to 1.0 for the twelve (12) month period ending December 31, 1999, and (iv) 1.5 to 1.0 for the twelve (12) month period ending December 31, 2000.

      8.2 Changes to Financial Covenants. The financial covenants described in
Section 8.1 above may be reset by Bank based on and to fairly reflect (a) the effect of any capital infusion into Borrower or additional Subordinated Indebtedness loaned to Borrower after the date hereof, and/or (b) any improvement in Borrower's financial condition, as shown on Borrower's audited annual financial statements delivered to Bank for Borrower's fiscal year ended December 31, 1996, over Borrower's financial condition as shown on Borrower's internally prepared financial statements (draft number 2) for Borrower's fiscal year ended December 31, 1996, which were delivered to Bank on February 19, 1997.

9. ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS. Borrower will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of Borrower's dealings, business and affairs, and Borrower will deliver or cause to be delivered to Bank the following:

      9.1 Annual Statements. As soon as available and in any event within one hundred ten (110) days after the end of each fiscal year of Borrower:

            (a) the audited income and retained earnings statements of Borrower for such fiscal year,

            (b) the audited balance sheet of Borrower as at the end of such fiscal year, and

            (c) the audited statement of cash flows of Borrower for such fiscal year,

setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments. The foregoing statements and balance sheets shall be prepared in accordance with GAAP and shall be audited by independent certified public accountants of recognized standing acceptable to Bank in the reasonable exercise of its discretion (provided that Bank confirms that BDO Seidman, LLP, Borrower's current independent certified public accountants, are currently acceptable to Bank) with respect to which such accountants shall deliver their unqualified opinion and accountant prepared management letter. As soon as available and in any event within eighty
(80) days after the end of each fiscal year of Borrower, Borrower shall deliver to Bank the foregoing statements in draft form.

      9.2 Projections and Cash Flow. As soon as available and in any event within sixty (60) days prior to the end of each fiscal year of Borrower, projections and cash flows on a month-by-month basis for the next succeeding twelve (12) months, prepared or reviewed by the chief financial officer of Borrower. Borrower has furnished to Bank initial projections dated as of the date hereof and attached hereto as Schedule 9.2 containing the information required by this Section 9.2. Borrower represents and covenants that (a) the initial projections attached hereto have been and all projections required by this Section 9.2 shall be prepared by the chief financial officer of Borrower and represent, and in the future shall represent, the best available good faith estimate of Borrower regarding the course of Borrower's business for the periods covered thereby; (b) the assumptions set forth in the initial projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; (c) Borrower knows of no reason why Borrower should not be able to achieve the performance levels set forth in the initial projections and Borrower shall have no knowledge at the time of delivery of future projections of any reason why Borrower shall not be able to meet the performance levels set forth in said projections; and (d) Borrower has or has commitments for sufficient capital as may be required for its ongoing business and to pay its existing and anticipated debts as they mature.

      9.3 Monthly Statements. As soon as available and in any event within forty-five (45) days after the end of each calendar month prior to January 1998 and within thirty (30) days after the end of each calendar month commencing with January 1998:

            (a) the income and retained earnings statements of Borrower for such month and for the portion of the fiscal year then ended,

            (b) the balance sheet of Borrower as of the end of such month and for the portion of the fiscal year then ended, and

            (c) the statement of cash flows of Borrower for such month and for the portion of the fiscal year then ended (in a form acceptable to Bank),

setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year (if applicable) and the projected figures based upon the projections required under Section 9.2, all in reasonable detail, subject to year-end adjustments, and certified by the chief financial officer of Borrower to be accurate and to have been prepared in accordance with GAAP (subject to year-end adjustments and the absence of full footnote disclosures).

      9.4 10-K; 10-Q Statements. Copies of Borrower's 10-K and 10-Q statements promptly upon the filing of such statements with the Securities and Exchange Commission but in any event within five (5) days thereafter.

      9.5 Accounts Receivable and Accounts Payable Statements. As soon as available and in any event within fifteen (15) days after the end of each calendar month, a schedule of Borrower's accounts receivable and accounts payable, identifying all Eligible Receivables, and the aging thereof by open invoice of each customer of Borrower, all certified as to accuracy by the chief financial officer of Borrower. Borrower will also provide Bank with all information reasonably requested by Bank with respect to any account debtor.

      9.6 Accounts Receivable Borrowing Base Information and Related Documents. At least once every calendar week and, if requested by Bank, as a condition of each advance under the Line, and otherwise as requested by Bank, an accounts receivable assignment and a sales, collection and credit report in the form of Exhibit "B" attached hereto, a copy of Borrower's sales, collection and credit journal entries for the week then ended, together with such additional information and details as may be requested by Bank, all certified as to accuracy by (a) the chief financial officer or corporate controller of Borrower with respect to those delivered monthly or as otherwise specifically requested by Bank, and (b) any Person identified in writing by Borrower to Bank as being authorized to do so with respect to all other such reports.

      9.7 Inventory Borrowing Base Information and Related Documents. On or before the fifteenth (15th) day after the end of each calendar month and, if required by Bank, as a condition of each advance under the Line, and otherwise as requested by Bank, an inventory certification in the form of Exhibit "C" attached hereto, together with such additional information and details as may be requested by Bank, including without limitation identification of all Eligible Inventory, all certified as to accuracy by (a) the chief financial officer or corporate controller of Borrower with respect to those delivered monthly or as otherwise specifically requested by Bank, and (b) any Person identified in writing by Borrower to Bank as being authorized to do so with respect to all other such reports.

      9.8 Audit Reports. Promptly upon receipt thereof, one copy of each other report submitted to Borrower, by independent accountants, including management letters, "comment" letters, in connection with any annual, interim or special audit report made by them of the books of Borrower.

      9.9 Reports to Governmental Agencies and Other Creditors. With reasonable promptness, copies of all such financial reports, statements and returns which Borrower shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report or statement delivered by Borrower to any supplier or other creditor in connection with any payment restructuring.

      9.10 Requested Information. With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of Borrower as Bank may reasonably request from time to time.

      9.11 Compliance Certificates. Within the periods provided in Sections 9.1 and 9.3 above, a certificate of the chief financial officer or corporate controller of Borrower: (a) stating that Borrower has observed, performed and complied with each and every undertaking contained herein (or, as applicable, the nature of any non-compliance and the action taken or proposed to be taken by Borrower with respect thereto); (b) setting forth the information and computations (in sufficient detail) required in order to establish whether Borrower is operating in compliance with the financial covenants in Section 8 of this Agreement; and (c) certifying that as of the date of such certification, there does not exist any Event of Default or any occurrence or state of affairs which with the giving of notice, passage of time or both would constitute an Event of Default (or, if any Event of Default or incipient Event of Default exists, the nature thereof and the action being taken or proposed to be taken by Borrower with respect thereto). Such certificate will be in the form of Exhibit "D" attached hereto.

      9.12 Accountant's Certificate. Within the period provided in Section 9.1, a report of the independent public accountants who render an opinion with respect to the financial statements referred to therein, stating that they have reviewed the terms of this Agreement and that in making the examinations necessary to their certification mentioned in Section 9.1, they have reviewed the accounts and condition of Borrower during the accounting period covered by their certificate and that such review did not disclose the existence of any condition or event which constitutes an Event of Default or would, upon giving notice or passage of time or both, constitute an Event of Default (or if such conditions or events existed, describing them).

      9.13 Guarantor's Annual Statements. On or before April 15 of each year, financial statements of each Guarantor, in a form reasonably satisfactory to Bank, and upon filing thereof, a copy of the annual federal tax returns (including all applicable schedules) of each Guarantor, certified by the subject Guarantor to be accurate and complete.

10. ENVIRONMENTAL REPRESENTATIONS AND COVENANTS.

      10.1 Representations. Borrower represents to Bank as follows: (a) the Environmental Affiliates are in compliance in all material respects with all Environmental Requirements and Borrower has no knowledge of any circumstances which may prevent or interfere with such compliance in the future; (b) the Environmental Affiliates have all licenses, permits, approvals and authorizations required under applicable Environmental Requirements unless the failure to have the same would not have a material adverse effect on the business operations, Collateral or financial condition of Borrower; (c) there are no pending or threatened claims against any of the Environmental Affiliates or any of their assets related to the failure to comply with any Environmental Requirements, or any facts or circumstances which could give rise to a material claim; (d) no facility or property now or previously owned, operated or leased by any Environmental Affiliate is an Environmental Cleanup Site; (e) no Environmental Affiliate has treated, stored, transported, handled or disposed of Special Materials at or adjacent to any Environmental Cleanup Site except in compliance with all applicable Environmental Requirements; (f) there are no liens or claims for cost reimbursement outstanding or threatened against any Environmental Affiliate or any of their assets, or any facts or circumstances which could give rise to such a lien or claim; and (g) there are no facts or circumstances which, under the provisions of any Environmental Requirements, could restrict the use, occupancy or transferability of any of the Collateral or any of the facilities owned, leased or operated by any Environmental Affiliate.

      10.2 Real Property. Borrower represents and warrants to Bank that there are no Special Materials presently located on or, to the best of its knowledge, near any real property owned, leased or operated by any Environmental Affiliate (collectively, "Real Property") except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all Environmental Requirements. Borrower represents to Bank that the Real Property is not now being used nor, to the best of its knowledge, has it ever been used in the past for activities involving Special Materials, including but not limited to the use, generation, collection, storage, treatment, or disposal of any Special Materials except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance with all

Environmental Requirements. Without limiting the generality of the foregoing, the Real Property is not being used nor, to the best of Borrower's knowledge, has it ever been used in the past for a landfill, surface impoundment or other area for the treatment, storage or disposal of solid waste (including solid waste such as sludge).

      10.3 Covenant Regarding Compliance. Borrower shall take or cause all Environmental Affiliates to take, at Borrower's and such Environmental Affiliate's sole expense, such actions as may be necessary to comply with all Environmental Requirements, as hereinafter defined. If any Environmental Affiliate shall fail to take such action, Bank may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so. All sums so advanced or paid, including all sums advanced or paid by Bank in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, attorney's fees, fines, or other penalty payments, shall be at once repayable by Borrower and all sums so advanced or paid shall become a part of the Bank Indebtedness.

            The Environmental Affiliates will maintain all licenses, permits, approvals and authorizations required under applicable Environmental Requirements. In connection with off-site treatment, storage, handling, transportation or disposal of Special Materials, the Environmental Affiliates will conduct such activities only at facilities and with carriers who operate in compliance with all Environmental Requirements and will obtain certificates of compliance or disposal from all contractors retained in connection with such activities.

      10.4 Notices. In the event Borrower becomes aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against any Environmental Affiliate related to a failure to comply with any Environmental Requirements, Borrower will promptly give Bank notice thereof, together with a written statement of an officer of Borrower setting forth the known details thereof and the action with respect thereto taken or proposed to be taken by the Environmental Affiliates.

      10.5 Indemnity. Borrower agrees to indemnify, defend and hold harmless Bank, its parents, subsidiaries, successors and assigns, and any officer, director, shareholder, employee, Affiliate or agent of Bank, for all loss, liability, damage, cost and expenses, including, without limitation, attorney's fees and disbursements (including the reasonable allocated cost of in-house counsel and staff) arising from or related to: (a) the release of any Special Materials at any facility at any time owned, leased or operated by Borrower or any Environmental Affiliates, (b) the release of any Special Materials treated, stored, transported, handled, generated or disposed of by or on behalf of Borrower or any Environmental Affiliates, at any third party owned site; (c) any claim against Borrower or any Environmental Affiliate that they have failed to comply with all Environmental Requirements; and (d) the breach by Borrower of any representation or covenant in this Section 10; provided that this indemnity shall not protect any Person from its own willful misconduct.

      10.6 Testing. Bank shall have the right from time to time to designate such persons ("Environmental Consultants") as Bank may select to visit, inspect, examine and test all properties owned, leased or operated by and all products and wastes generated, treated, stored, transported, handled or disposed of by or on behalf of any Environmental Affiliate, for the purpose of investigating compliance with Environmental Requirements, any actual or potential claims related thereto, and any condition which could result in potential liability, cost or expenses to Bank.

Borrower will permit, and will cause all Environmental Affiliates to permit, such Environmental Consultants to have access to all of such properties, products and wastes and all books, records and reports related to compliance by the Environmental Affiliates with all Environmental Requirements. Borrower will supply, and will cause all Environmental Affiliates to supply, Bank or the Environmental Consultants with all information, records, correspondence, audits, reviews and materials related to compliance by the Environmental Affiliates with all Environmental Requirements and will make available to Bank or the Environmental Consultants appropriate personnel employed by or consultants retained by the Environmental Affiliates having knowledge of such matters.

            Provided that an Event of Default has occurred and is continuing or Bank has a good faith belief that an Environmental Affiliate has failed to comply with any Environmental Requirements, the cost of such visits, inspections, examination and tests shall be borne by the Borrower and, if in any such event, Bank pays such costs, such sums shall be at once repayable by Borrower and all sums so advanced or paid by Bank shall become part of the Bank Indebtedness. Notwithstanding the foregoing, Bank shall have no obligation to perform any tests, examinations or inspections or to monitor the Environmental Affiliates' compliance with all Environmental Requirements.

      10.7 Survival. The representations and covenants of Borrower contained in this Section 10, including without limitation the indemnification obligation of Borrower, shall survive the occurrence of any event whatsoever, including the payment of the Bank Indebtedness or any investigation by or knowledge of Bank.

      10.8  Definitions.  For purposes of the foregoing:

            (a) "Environmental Affiliate" means Borrower and any other Person for whom Borrower at any time has any liability (contingent or otherwise) with respect to any claims arising out of the failure of Borrower or such person to comply with all applicable Environmental Requirements.

            (b) "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Requirements.

            (c) "Environmental Requirements" means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

            (d) "Special Materials" means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction. Special Materials shall include, without limitation: (i) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended or any similar state or local law), (ii) any toxic chemical or other toxic substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

11. CONDITIONS OF CLOSING. The obligation of Bank to make available the Line is subject to the performance by Borrower of all of its agreements to be performed hereunder and to the following further conditions (any of which may be waived by Bank):

      11.1 Loan Documents. Borrower and all other required persons and entities will have executed and delivered to Bank the Loan Documents.

      11.2 Representations and Warranties. All representations and warranties of Borrower set forth in the Loan Documents will be true at and as of the date hereof.

      11.3 No Default. No condition or event shall exist which would constitute an Event of Default hereunder (or would, upon the giving of notice or the passage of time or both, constitute such an Event of Default).

      11.4 Proceedings and Documents. All proceedings taken by Borrower in connection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be satisfactory in form and substance to Bank and Bank's counsel, and Bank shall have received all documents or other evidence which it reasonably may request in connection with such proceedings and transactions. Borrower shall have delivered to Bank a certificate, in form and substance satisfactory to Bank, dated the date hereof and signed on behalf of Borrower by an officer of Borrower, certifying (a) true copies of the Articles of Incorporation and bylaws of Borrower in effect on such date, (b) true copies of all corporate actions taken by Borrower relative to the Loan Documents, and (c) the names, true signatures and incumbency of the officers of Borrower authorized to execute and deliver this Agreement and the other Loan Documents. Bank may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been received by Bank.

      11.5 Landlord's or Warehouseman's Release and Waiver Agreements. Bank shall have received a landlord's or warehouseman's release and waiver agreement, satisfactory in form and substance to Bank, from each landlord and warehouseman for each location leased by Borrower or at which Borrower warehouses inventory.

      11.6 Delivery of Other Documents. The following documents shall have been delivered by or on behalf of Borrower to Bank:

            (a) Good Standing and Tax Lien Certificates. A good standing certificate of the Department of State of Delaware certifying to the good standing and corporate status of

Borrower, good standing/foreign qualification certificates from all other jurisdictions in which Borrower is required to be qualified to do business, and tax lien certificates for Borrower from each jurisdiction in which Borrower is required to be qualified to do business.

            (b) Authorization Documents. Evidence of authorization of Borrower's execution and full performance of this Agreement, the Loan Documents and all other documents and actions required hereunder.

            (c) Insurance. Evidence of the insurance coverage required under
Section 7.12.

            (d) Opinion of Counsel. An opinion of counsel for Borrower in form and content satisfactory to Bank.

            (e) Life Insurance. Evidence of the life insurance coverage and the assignment thereof as required under Section 5.3.

            (f) Lien Search. Copies of record searches (including UCC searches and judgments, suits, tax and other lien searches) confirming that Bank has or will receive a first priority security interest in the Collateral, except as otherwise provided in this Agreement, acceptable to Bank.

            (g) No Material Adverse Change. Evidence satisfactory to Bank that no material adverse change has occurred with respect to Borrower since December 31, 1996.

            (h) Subordination Agreement. Subordination Agreements in form and content satisfactory to Bank from each holder of the Subordinated Indebtedness.

            (i) Financial Reporting. All 10-K, 10-Q and other reports filed or required to be filed by Borrower with the Securities and Exchange Commission through the date hereof.

            (j) Personal Financial Statements. Personal financial statements for each Guarantor in form and content satisfactory to Bank.

            (k) Environmental. Evidence satisfactory to Bank that Borrower is in compliance in all material respects with all applicable federal, state and local environmental laws, rules and regulations and that no environmental hazards exist upon any property owned or operated by Borrower.

            (l) Assignment of Federal Tax Refund. All documents required by Lender in connection with the assignment to Lender of Borrower's Federal income tax refund and payment thereof directly to Bank for Borrower's fiscal year ending December 31, 1996.

            (m) Other Documents. Such other documents as may be required to be submitted to Bank by the terms hereof or of any Loan Document.

      11.7 Lockbox/Cash Collateral Account; Operating Account. Establishment with Bank of the lockbox and cash collateral account referred to in Section 5.7 above and Borrower's main operating account.

      11.8 Minimum Availability. There shall be a minimum additional availability for advances under the Line (including the Permitted Out-of-Formula Advance) of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) after repayment of the line of credit and term loan extended by SunTrust Bank, Central Florida, National Association and SouthTrust Bank of Alabama, National Association, payment of all payables (including all trade and supplier payables) in the ordinary course of business then due without delay, default or any requested extensions, and payment of all closing costs and expenses and all other advances hereunder.

      11.9 Non-Waiver of Rights. By completing the closing hereunder, or by making advances hereunder, Bank does not thereby waive a breach of any warranty or representation made by Borrower or either Guarantor hereunder or any agreement, document or instrument delivered to Bank or otherwise referred to herein, and any claims and rights of Bank resulting from any breach or misrepresentation by Borrower or either Guarantor are specifically reserved by Bank.

12. CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES. Subsequent advances shall be conditioned upon the following conditions and each request by Borrower for an advance shall constitute a representation by Borrower to Bank that each condition has been met or satisfied:

      12.1 Representations and Warranties. All representations and warranties of Borrower contained herein or in the Loan Documents shall be true at and as of the date of such advance as if made on such date, and each request for an advance shall constitute reaffirmation by Borrower that such representations and warranties are then true, or to the extent any such representations or warranties are not true as of the date of such advance, the events which render such representations and warranties untrue shall have been disclosed to Bank in writing prior to such advance being made.

      12.2 No Default. No condition or event shall exist at or as of the date of such advance which would constitute an Event of Default hereunder (or would, upon the giving of notice or the passage of time or both, constitute such an Event of Default).

      12.3 Other Requirements. Bank shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Bank may reasonably request.

13. DEFAULT AND REMEDIES.

      13.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

            (a) The failure of Borrower to pay any amount of principal or interest on the Line Note, or any fee or other sums payable hereunder, or any other Bank Indebtedness on the date on which such payment is due, whether on demand, at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise;

            (b) The failure of Borrower to duly perform or observe any other obligation, covenant or agreement on its part contained herein or in any other Loan Document not otherwise specifically constituting an Event of Default under this Section 13.1 and such failure continues unremedied for a period of ten (10) days after the earlier of (i) notice from Bank to Borrower of the existence of such failure, or (ii) any officer of Borrower knows or should have known of the existence of such failure, provided that, in the event such failure is incapable of remedy or consists of a default of the covenant in Section 7.31 or any of the financial covenants in Section 8.1 above, or was willfully caused or permitted by Borrower, Borrower shall not be entitled to any notice or grace hereunder;

            (c) The failure of Borrower to pay any Indebtedness for borrowed money due to any third Person with an outstanding balance in excess of Fifty Thousand Dollars ($50,000.00) individually or in the aggregate or the existence of any other event of default under any loan, security agreement, mortgage or other agreement pertaining thereto binding Borrower after the expiration of any notice and/or grace periods permitted in such documents;

            (d) The failure of Borrower to pay or perform any other obligation to Bank under any other agreement or note or otherwise arising, whether or not related to this Agreement, after the expiration of any notice and/or grace periods permitted in such documents;

            (e) The adjudication of Borrower or either Guarantor as a bankrupt or insolvent, or the entry of an Order for Relief against Borrower or either Guarantor or the entry of an order appointing a receiver or trustee for Borrower or either Guarantor of any of their property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;

            (f) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or (unless dismissed within forty-five (45) days after the filing thereof, provided that Bank shall have no obligation to make any advances under this Agreement during such forty-five (45) day period) against Borrower or either Guarantor makes an assignment for the benefit of creditors, or Borrower or either Guarantor takes any action to authorize any of the foregoing;

            (g) The suspension of the operation of any substantial portion of Borrower's present business for a period in excess of sixty (60) consecutive days, or Borrower becoming unable to meet its debts as they mature, or the admission in writing by Borrower to such effect, or Borrower calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;

            (h) All or any part of the Collateral or the assets of Borrower consisting of (i) accounts receivable or inventory, or (ii) other than accounts receivable or inventory and with a fair market value in excess of Fifty Thousand Dollars ($50,000.00) are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;

            (i) The entry of a final judgment for the payment of money against Borrower in an uninsured amount in excess of Fifty Thousand Dollars ($50,000.00) individually or in the aggregate which, within twenty (20) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

            (j) Any representation or warranty of Borrower in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by

Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

            (k) Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or both Guarantors die;

            (l) Either Guarantor dies, unless Borrower shall have, within ninety
(90) days after such event, (i) replaced such deceased Guarantor with a management person acceptable to Bank in its reasonable discretion, and (ii) delivered evidence satisfactory to Bank that the estate of such deceased Guarantor has fully assumed the obligations of such Guarantor under the Surety Agreement;

            (m) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts Borrower from conducting all or any material part of its business;

            (n) A material and adverse change occurs in Borrower's operations, management or financial condition or in the value of the Collateral;

            (o) The Collateral or the prospects of the payment of the Bank Indebtedness is jeopardized or impaired;

            (p) Any material uninsured damage to, or loss, theft, or destruction of, any of the Collateral occurs;

            (q) Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty loss occurs resulting in the cessation or substantial curtailment of production or other revenue producing activities at any facility of Borrower for more than sixty (60) consecutive days;

            (r) The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by Borrower, which loss, suspension, revocation or failure to renew would likely have a material adverse effect on the business profits, assets or financial condition of Borrower;

            (s) Any projection delivered to Bank pursuant hereto indicates that an Event of Default will occur;

            (t) Any breach by Borrower or any creditor of its obligations under any subordination agreement now or hereafter executed in favor of Bank;

            (u) The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by Borrower; or Borrower or either Guarantor denies that it has any or any further liability or obligation hereunder or thereunder;

            (v) Any draw is made on any letter of credit issued by any Person (other than Bank) for the account of Borrower;

            (w) The occurrence of a default under any of the Subordinated Indebtedness which has not been cured or waived; or

            (x)   A Change in Control shall have occurred.

      13.2 Remedies. At the option of Bank, upon the occurrence and during the continuance of an Event of Default:

            (a) The entire unpaid principal of the Line, all other Bank Indebtedness, or any part thereof, all interest accrued thereon, all fees due hereunder and all other obligations of Borrower to Bank hereunder or under any other agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

            (b) The Line will immediately terminate and Borrower will receive no further extensions of credit thereunder;

            (c) Bank may increase the interest rate on the Line to the applicable default rate set forth herein, without notice;

            (d) Bank may reduce availability for advances under the formula set forth in Section 2.1(a) or require additional reserves without notice;

            (e) Bank may enter the premises occupied by Borrower and take possession of the Collateral and any records relating thereto; and/or

            (f) Bank may exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

            If an Event of Default occurs under Section 13.1(e) or (f), all Bank Indebtedness shall become immediately due and payable.

      13.3 Sale or Other Disposition of Collateral. The sale, lease or other disposition of the Collateral, or any part thereof, by Bank after an Event of Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Bank Indebtedness then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Bank may cause the Collateral to remain on Guarantor's premises or otherwise or to be removed and stored at premises owned by other persons, at Borrower's expense, pending sale or other disposition of the Collateral. Borrower, at Bank's request, shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Bank at a place to be designated by Bank. Bank shall have the right to conduct such sales on Borrower's premises, at Borrower's expense, or elsewhere, on such occasion or occasions as Bank may see fit. Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 14.1 below, at least five (5) business days prior to such proposed action, shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Bank in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Bank, in its sole discretion, elects, toward satisfaction of the Bank Indebtedness. Bank shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank's security interest in the Collateral. Borrower agrees that Bank has no obligation to preserve rights to the Collateral against any other parties. Bank is hereby granted a license or other right to use, during the continuance of an Event of Default, without charge, Borrower's labels, general intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and Borrower's rights under all contracts, licenses, approvals, permits, leases and franchise agreements shall inure to Bank's benefit. Bank shall be under no obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Bank Indebtedness.

      13.4 Actions with Respect to Accounts. Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's designated officers, employees or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Bank, as Bank may determine, without notice to Borrower and at Borrower's expense:

            (a) Verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

            (b) Notify all account debtors that Borrower's accounts have been assigned to Bank and that Bank has a security interest therein;

            (c) During the continuance of an Event of Default, direct all account debtors to make payment of all Borrower's accounts directly to Bank and forward invoices directly to such account debtors;

            (d) Take control in any manner of any cash or non-cash items of payment or proceeds of such accounts;

            (e) During the continuance of an Event of Default, notify the United States Postal Service to change the address for delivery of mail addressed to Borrower to such address as Bank may designate;

            (f) Have access to any lockbox or postal boxes into which Borrower's mail is deposited and receive, open and dispose of all mail addressed to Borrower relating to the Collateral (any sums received pursuant to the exercise of the rights provided in Sections 13.4 (a) through (f) above may, at Bank's option, be deposited in the cash collateral account provided for herein);

            (g) Take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any accounts;

            (h) During the continuance of an Event of Default, enforce payment of and collect any accounts, by legal proceedings or otherwise, and for such purpose Bank may:

                  (1) Demand payment of any accounts or direct any account debtors to make payment of accounts directly to Bank;

                  (2) Receive and collect all monies due or to become due to Borrower;

                  (3) Exercise all of Borrower's rights and remedies with respect to the collection of accounts;

                  (4) Settle, adjust, compromise, extend, renew, discharge or release the accounts;

                  (5) Sell or assign the accounts on such terms, for such amount and at such times as Bank deems advisable;

                  (6) Prepare, file and sign Borrower's name or names on any Proof of Claim or similar document in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any account debtor;

                  (7) Prepare, file and sign Borrower's name or names on any Notice of Lien, Claim of Mechanic's Lien, Assignment or Satisfaction of Lien or Mechanic's Lien or similar document in connection with the Collateral;

                  (8) Endorse the name of Borrower upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements relating to the accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest relating to the Collateral that may come into Bank's possession;

                  (9) Sign the name of Borrower to verifications of accounts and notices thereof sent by account debtors to Borrower; or

                  (10) Take all other actions necessary or desirable to protect Borrower's or Bank's interest in the accounts.

Borrower ratifies and approves all acts of said attorneys and agree that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except willful misconduct. This power, being coupled with an interest, is irrevocable. Borrower agrees to assist Bank in the collection and enforcement of its accounts and not to hinder, delay or impede Bank in its collection or enforcement of said accounts until the Bank Indebtedness is paid in full and Bank has no further funding commitment under or in respect of the Line.

      13.5 Set-Off. Without limiting the rights of Bank under applicable law, Bank has and may exercise a right of set-off, a lien against and a security interest in all property of Borrower now or at any time in Bank's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Bank, as security for all Bank Indebtedness. At any time and from time to time during the continuance of an Event of

Default, Bank may without notice or demand, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of Borrower against any or all of the Bank Indebtedness.

                  If any bank account of Borrower with Bank is attached or otherwise liened or levied upon by any third party, Bank need not await the running of any applicable grace period hereunder, but Bank shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against Borrower's obligations to Bank.

      13.6 Turnover of Property Held by Bank. Borrower and Guarantor irrevocably authorize any Affiliate of Bank, during the continuance of an Event of Default, at the request of Bank and without further notice, to turnover to Bank any property of Borrower or Guarantor held by such Affiliate, including without limitation funds and securities held for Borrower's or Guarantor's account and to debit, for the benefit of the Bank, any deposit account maintained by Borrower or Guarantor with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of as penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by Bank up to the amount of the Bank Indebtedness, and to pay or transfer such amount or property to Bank for application to the Bank Indebtedness. The provisions of this Section 13.6 as they relate to Guarantors shall be limited to Guarantors' maximum liability under the Surety Agreement.

      13.7 Delay or Omission Not Waiver. Neither the failure nor any delay on the part of Bank to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Bank. No single, partial or full exercise of any rights, remedies, powers and privileges by Bank shall preclude further or other exercise thereof. No course of dealing between Bank and Borrower shall operate as or be deemed to constitute a waiver of Bank's rights under the Loan Documents or affect the duties or obligations of Borrower.

      13.8 Remedies Cumulative; Consents. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Bank's favor at law or in equity. Whenever the Bank's consent or approval is required or permitted, except as otherwise specifically provided for in this Agreement, such consent or approval shall be at the sole and absolute discretion of Bank.

      13.9 Certain Fees, Costs, Expenses, Expenditures and Indemnification. Except as otherwise specifically provided for in this Agreement, Borrower agrees to pay on demand all costs and expenses of Bank relating to Bank's relationship with Borrower, including without limitation:

            (a) all costs and expenses in connection with the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith or any amendments, extensions and increases to any of the foregoing (including, without limitation, attorney's fees and expenses, and the cost of appraisals and reappraisals of Collateral, provided that if no Event of Default shall have occurred, Borrower shall not be liable for the cost of more than one such appraisal per year), and the cost of periodic lien searches and tax clearance certificates, as Bank deems advisable; provided, however Borrower shall not be obligated to pay Bank's counsel fees incurred through and including the date of closing hereunder in an amount in excess of Twenty-Five Thousand Dollars ($25,000.00) (exclusive of filing fees and out-of-pocket expenses);

            (b) all losses, costs and expenses in connection with the enforcement, protection and preservation of Bank's rights or remedies under the Loan Documents, or any other agreement relating to any Bank Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Bank (including without limitation court costs, attorney's fees and expenses of accountants and appraisers); and

            (c) any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and all liabilities to which Bank may become subject as the result of delay in paying or omission to pay such taxes.

            In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or lien (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Bank in its discretion, may make expenditures for such purposes and the amount so expended (including attorney's fees and expenses, filing fees and other charges) shall be payable by Borrower on demand and shall constitute part of the Bank Indebtedness.

            With respect to any amount required to be paid by Borrower under this Section, in the event Borrower fails to pay such amount on demand, Borrower shall also pay to Bank interest thereon at the default rate set forth in Section
3.3 for the Line.

            Borrower agrees to indemnify and hold harmless, Bank and Bank officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such person is a party to any litigation), including attorney's fees and costs and costs of investigation, document production, attendance at depositions or other discovery with respect to or arising out of this Agreement, the use of any proceeds advanced hereunder, the transactions contemplated hereunder, or any claim, demand, action or cause of action being asserted against Borrower or any of its Affiliates, except to the extent arising out of any such indemnified Person's willful misconduct.

            Borrower's obligations under this Section shall survive termination of this Agreement and repayment of the Bank Indebtedness.

      13.10 Time is of the Essence. Time is of the essence in Borrower's performance of its obligations under the Loan Documents.

      13.11 Acknowledgement of Confession of Judgment Provisions. BORROWER AND GUARANTORS ACKNOWLEDGE AND AGREE THAT THE LINE NOTE, THE SURETY AGREEMENT AND THE LOAN DOCUMENTS CONTAIN PROVISIONS WHEREBY BANK MAY ENTER JUDGMENT BY CONFESSION AGAINST BORROWER OR GUARANTORS, AS APPLICABLE. BEING FULLY AWARE OF THEIR RIGHTS TO PRIOR NOTICE AND HEARING ON THE QUESTION OF THE VALIDITY OF ANY CLAIMS THAT MAY BE ASSERTED AGAINST THEM BY BANK UNDER THE LINE NOTE, THE SURETY AGREEMENT AND LOAN DOCUMENTS, BEFORE JUDGMENT CAN BE ENTERED,

BORROWER AND GUARANTORS HEREBY WAIVE THESE RIGHTS AND AGREE AND CONSENT TO BANK ENTERING JUDGMENT AGAINST BORROWER AND GUARANTORS BY CONFESSION. ANY PROVISION IN A CONFESSION OF JUDGMENT IN ANY OF THE LOAN DOCUMENTS FOR AN ATTORNEY'S COLLECTION COMMISSION SHALL IN NO WAY LIMIT BORROWER'S OR GUARANTORS' LIABILITY TO REIMBURSE BANK FOR ALL LEGAL FEES ACTUALLY INCURRED BY BANK, EVEN IF SUCH FEES ARE IN EXCESS OF THE ATTORNEY'S COLLECTION COMMISSION PROVIDED FOR IN SUCH CONFESSION OF JUDGMENT.

14. COMMUNICATIONS AND NOTICES.

      14.1 Communications and Notices. All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

            To Borrower:      Consolidated Stainless, Inc.
                              1601 East Amelia Street
                              Orlando, FL  32803
                              Attention:  Ronald J. Adams, President
                              Telecopier No.:  (407) 895-5441

            with a copy to:   Greenberg, Traurig, Hoffman,
                              Lipoff, Rosen & Quentel
                              Citicorp Center
                              153 E. 53rd Street
                              New York, NY  10022
                              Attention:  Stephen Weiss, Esquire
                              Telecopier No.:  (212) 223-7161

            To Bank:          Mellon Bank, N.A.
                              1735 Market Street, 6th Floor
                              Philadelphia, PA  19101
                              Attention: John M. DePledge, Vice President
                              Telecopier No.: (215) 553-0201

            with a copy to:   Wolf, Block, Schorr & Solis-Cohen
                              350 Sentry Parkway, Bldg. 640
                              Blue Bell, PA  19422
                              Attention: Bruce R. Lesser, Esquire
                              Telecopier No.:  (610) 238-0374

15.   WAIVERS.

      15.1 Waivers. In connection with any proceedings under the Loan Documents, including without limitation any action by Bank in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, Borrower waives:

            (a) all errors, defects and imperfections of a procedural nature in such proceedings;

            (b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

            (c) all rights to inquisition on any real estate, which real estate may be levied upon pursuant to a judgment obtained under any of the Loan Documents and sold upon any writ of execution issued thereon in whole or in part, in any order desired by Bank;

            (d) presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents, including the Line Note;

            (e) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

            (f) any demand for possession of Collateral prior to commencement of any suit; and

            (g) all rights to claim or recover attorney's fees and costs in the event that Borrower is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession, unless such judgment is removed or suspended or enforcement thereof prevented as a result of a determination by a court of competent jurisdiction that such judgment was improperly entered.

      15.2 Forbearance. Bank may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to Borrower.

      15.3 Limitation on Liability. Borrower shall be responsible for and Bank is hereby released from any claim or liability in connection with:

            (a) Safekeeping any Collateral;


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

            (b) Any loss or damage to any Collateral;

            (c) Any diminution in value of the Collateral; or

            (d) Any act or default of another Person.

            Bank shall only be liable for any act or omission on its part constituting wilful misconduct. In the event that Bank breaches its required standard of conduct, Borrower agrees that Bank's liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages. In the event Borrower brings suit against Bank in connection with the transactions contemplated hereunder and Bank is found not to be liable, Borrower will indemnify and hold Bank harmless from all costs and expenses, including attorney's fees, incurred by Bank in connection with such suit. This Agreement is not intended to obligate Bank to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of Borrower.

16. SUBMISSION TO JURISDICTION.

      16.1 Submission to Jurisdiction. Borrower and Guarantors hereby consent to the exclusive jurisdiction of any state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agree that, subject to the Bank's election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower and Guarantors waive any objection which they may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waive personal service of any and all process upon them, and consent that all such service of process be made by mail or messenger directed to them at the address set forth in Section 14.1. Nothing contained in this Section 16.1 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower, Guarantors or their property in the courts of any other jurisdiction.

17. MISCELLANEOUS.

      17.1 Brokers. The transaction contemplated hereunder was brought about and entered into by Bank and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents to Bank that Borrower has not committed Bank to the payment of any brokerage fee or commission in connection with this transaction. If any such claim is made against Bank by any broker, finder or agent or any other Person, Borrower agrees to indemnify, defend and hold Bank harmless against any such claim, at Borrower's own cost and expense, including Bank's attorneys' fees. Borrower further agrees that until any such claim or demand is adjudicated in Bank's favor, the amount claimed and/or demanded shall be deemed part of the Bank Indebtedness secured by the Collateral.

      17.2 Use of Bank's Name. Borrower shall not use Bank's name or the name of any of Bank's Affiliates in connection with any of its business or activities except as may otherwise be required by the rules and regulations of the Securities and Exchange Commission or any like regulatory body and except as may be required in its dealings with any governmental agency.


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

      17.3 No Joint Venture. Nothing contained herein is intended to permit or authorize Borrower to make any contract on behalf of Bank, nor shall this Agreement be construed as creating a partnership, joint venture or making Bank an investor in Borrower.

      17.4 Survival. All covenants, agreements, representations and warranties made by Borrower and Guarantors in the Loan Documents or made by or on their behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect (or, if untrue, the events which render such covenants, agreements, representations and warranties untrue shall have been disclosed to Bank in writing) and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Bank or on its behalf and the making by Bank of the loans or advances to Borrower. All statements contained in any certificate, statement or other document delivered by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by Borrower.

      17.5 No Assignment by Borrower. Borrower may not assign any of its rights hereunder without the prior written consent of Bank, and Bank shall not be required to lend hereunder except to Borrower.

      17.6 Assignment or Sale by Bank. Bank may sell, assign or participate all or a portion of its interest in the Loan Documents and in connection therewith may make available to any prospective purchaser, assignee or participant any information relative to Borrower in its possession. If Bank determines to sell or assign all or any part of its interest in the Loan Documents, Borrower shall execute and deliver such documents as Bank may require in connection with such sale or assignment including, without limitation, a modification to this Agreement regarding the appointing of an agent and the rights and responsibilities among the agent and the lenders hereunder. In addition, upon any such sale or assignment, Borrower shall execute and deliver separate promissory notes to each lender hereunder in a face amount equal to each such lenders' pro-rata share of the Line, provided that such promissory notes shall not, in the aggregate, exceed the Maximum Amount. Any documents required to be executed by Borrower in connection with any such sale or assignment shall not impose obligations on the Borrower substantially different than those under the Loan Documents and shall be limited to issues concerning the management of the credit facility hereunder and the rights and responsibilities of the agent and the lenders. Provided that no Event of Default shall have occurred and that Bank shall not be prohibited from doing so by any applicable law, rule, regulation or otherwise, Bank agrees in connection with any such sale or assignment (other than by way of a participation) to maintain an interest in the Line and the Loan Documents of not less than fifty-one percent (51%) of the Maximum Amount then in effect. Provided that no Event of Default shall have occurred and the documents to be executed by Borrower in connection with any such sale or assignment do not provide for an increase in the Maximum Amount or any other terms more favorable to Borrower, Borrower shall not be liable for Bank's attorney's fees with respect to such documents in an amount greater than Three Thousand Dollars ($3,000.00) (exclusive of out-of-pocket disbursements).

      17.7 Publicity. Bank may use its reasonable discretion in disclosing the fact of the financing under this Agreement to any public forum including, without limitation, "tombstone" announcements in the print media whether individually or part of a general advertisement.

      17.8 Binding Effect. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.


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

      17.9 Severability. The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

      17.10 No Third Party Beneficiaries. The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

      17.11 Modifications. No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

      17.12 Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

      17.13 Law Governing. This Agreement has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth.

      17.14 Integration. The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank's rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

      17.15 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby made a part of this Agreement.

      17.16 Headings. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

      17.17 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

      17.18 Waiver of Right to Trial by Jury. BORROWER, GUARANTORS AND BANK WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION
(a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER, GUARANTORS OR BANK WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER, GUARANTORS AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL


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

WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER, GUARANTORS AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWER AND GUARANTORS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    CONSOLIDATED STAINLESS, INC.


                                    By:________________________________________
                                    Burton R. Chasnov, Executive Vice President
(CORPORATE SEAL)

                                    MELLON BANK, N.A.


                                    By:________________________________________
                                    John M. DePledge, Vice President

The undersigned, intending to be legally bound, but subject in all cases to the limitation on liability contained in the undersigned's Surety Agreement, hereby joins in the representations and warranties and consents to and agrees to be bound by the terms, conditions and covenants applicable to the undersigned as set forth in the foregoing Loan and Security Agreement, including without limitation the waivers set forth in Sections 15.1 and Section 17.18.


                                    ___________________________________________
                                    HARVEY B. ADAMS


                                    ___________________________________________
                                    RONALD J. ADAMS


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